Exhibit 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains forward-looking statements which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based upon current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements, and therefore undue reliance should not be placed on them. See “Cautionary Note Regarding Forward-Looking Statements,” for a list of additional factors that could cause actual results to differ materially from those contained in any forward-looking statement.
This discussion and analysis should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto presented under Item 8.
Certain aspects of our business have loss experience characterized as low frequency and high severity. This may result in volatility in both our results of operations and financial condition.
On May 30, 2014, we completed the sale of 100% of the common shares of our wholly owned subsidiary, XL Life Reinsurance (SAC) Ltd (“XLLR”), to GreyCastle Holdings Ltd. As a result of the transaction, XLLR reinsures the majority of our life reinsurance business via 100% quota share reinsurance. This transaction covers a substantial portion of our life reinsurance reserves. Due to our conclusion that we no longer consider the run-off life operations, sometimes referred to herein as the "Life Operations," to be a separate operating segment as a result of this transaction, we determined to recast Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to reflect our revised segments.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. Any prospectus, prospectus supplement, Annual Report to ordinary shareholders, proxy statement, Form 10-K, Form 10-Q or Form 8-K or any other written or oral statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general, and to the insurance and reinsurance sectors in particular (both as to underwriting and investment matters). Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

▪	changes in the size of our claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date;

▪	trends in rates for property and casualty insurance and reinsurance;

▪	the timely and full recoverability of reinsurance placed by us with third parties, or other amounts due to us;

▪	changes in ratings or rating agency policies or practices;

▪	changes in the projected amount of ceded reinsurance recoverables and the ratings and creditworthiness of reinsurers;

▪	the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated;

▪	our ability to successfully implement our business strategy;

▪	increased competition on the basis of pricing, capacity, coverage terms or other factors, which could harm our ability to maintain or increase our business volumes or profitability;

▪	greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

▪
changes in general economic conditions, including the effects of inflation on our business, including on pricing and reserving, and changes in interest rates, credit spreads and foreign currency exchange rates and future volatility in the world's credit, financial and capital markets that adversely affect the performance and valuation of our investments or access to such markets;

▪
developments, including uncertainties related to the future of the Euro-zone, the ability of Euro-zone countries to service existing debt obligations and the strength of the Euro as a currency and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy;

▪	the potential impact on us from government-mandated insurance coverage for acts of terrorism;

▪	the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations;

▪	changes to our assessment as to whether it is more likely than not that we will be required to sell, or have the intent to sell, available for sale debt securities before their anticipated recovery;

▪	the availability of borrowings and letters of credit under our credit facilities;

▪	the ability of our subsidiaries to pay dividends to XL-Ireland and XLIT Ltd., an exempted company organized under the laws of the Cayman Islands ("XL-Cayman");

▪
the potential effect of regulatory developments in the jurisdictions in which we operate, including those which could impact the financial markets or increase our business costs and required capital levels;

▪	changes in regulations or laws applicable to XL-Ireland or our subsidiaries, brokers or customers;

▪	acceptance of our products and services, including new products and services;

▪	changes in the availability, cost or quality of reinsurance;

▪	changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

▪	loss of key personnel;

▪	changes in accounting standards, policies or practices or the application thereof;

▪
legislative or regulatory developments including, but not limited to, changes in regulatory capital balances that must be maintained by our operating subsidiaries and governmental actions for the purpose of stabilizing the financial markets;

▪	the effects of mergers, acquisitions and divestitures;

▪	developments related to bankruptcies of companies insofar as they affect property and casualty insurance and reinsurance coverages or claims that we may have as a counterparty;

▪	changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof;

▪	the effects of business disruption or economic contraction due to war, terrorism or other hostilities; and

▪	the other factors set forth in Item 1A, “Risk Factors,” and our other documents on file with the SEC.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.
Executive Overview
Background
We are, through our subsidiaries, a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises on a worldwide basis. We operate in markets where we believe our underwriting expertise and financial strength represent a relative advantage. We earn revenue primarily from net premiums written and earned. For further information regarding our operations, see Item 1, “Business.”
The Impact of Losses from Natural Catastrophes
In 2013, 2012 and 2011 the global insurance and reinsurance markets experienced significant losses from natural catastrophes. See “Significant Items Affecting Results of Operations—1) The impact of significant large loss events” below for a discussion of our loss estimates for the year ended December 31, 2013 from natural catastrophes.
Underwriting Environment and Outlook for 2014
The property and casualty insurance and reinsurance markets have historically been cyclical, meaning that based on market conditions, there have been periods where premium rates are high and policy terms and conditions are more favorable to us (a “hard market”) and there have been periods where premium rates decline and policy terms and conditions are less favorable (a “soft market”). Market conditions are driven primarily by competition in the marketplace, the supply of capital in the industry, investment yields and the frequency and severity of loss events. Our goal is to build long-term shareholder value by capitalizing on current opportunities and managing through any cyclical downturns by reducing our property and casualty book of business and exposures if and when rates deteriorate during soft market periods.
In 2013, we continued to focus on strategic growth initiatives, building on the significant investments we made in recent years to achieve greater efficiency from improved systems, to create a platform from which we can grow as markets allow and to expand our margins. The following outlines some of these growth initiatives as well as recent renewal activity and January 2014 rate indications for each of our Insurance and Reinsurance segments together with any potential trends or uncertainties relevant to our P&C operations.
There can be no assurance, however, that the following (re)insurance rate conditions or growth opportunities will be sustained or further materialize, or lead to improvements in our books of business. See “Cautionary Note Regarding Forward-Looking Statements.”
Insurance
With regard to market conditions, within the Insurance segment’s core lines of business, fourth quarter and full year 2013 renewals reflected rate increases both in the aggregate and across nearly all business lines. For the full year, the overall rate increase for the Insurance segment was 3.1%. While rate increases slowed in our North America short-tail lines, our diversified portfolio allowed us to benefit from rate increases across most of our medium and long-tail lines and other geographies. In the fourth quarter of 2013, all of our businesses in IPC experienced positive rate increases, and NAPC and Professional had rate increases of over 3%, partially offset by a 2% rate decrease in Specialty due to very competitive aviation renewals.
We continue our disciplined underwriting approach to grow on a very selective basis and exit lines where margins are unacceptable. In 2013 we further developed and built out our new businesses, including our North American construction, crisis management, political risk and surety businesses. In addition, we grew our high and medium return business by 10% and reduced our lowest return businesses by 4%. We continue to focus on those lines of business that we believe provide the best return on capital, including the writing of selective new business and remaining committed to the underwriting actions necessary to improve our margins. For 2014, initial indications are consistent with the fourth quarter market conditions described above.

Reinsurance
The January 1 renewals for the Reinsurance segment were very competitive in terms of both price and terms and conditions. Our renewals were generally in line with management's expectations given the continued abundant capacity in the market in both traditional and non-traditional forms. In property catastrophe lines, pricing in the U.S. books was down 15 to 20% when compared to 2012 and down 5 to 15% for International business, however, there was a more stable pricing environment for loss-impacted geographies such as Germany and Canada, due to the high levels of catastrophe activity in these countries during 2013. For long-tail and specialty markets the environment is extremely competitive and pressure remains on both reinsurance pricing and terms and conditions.
The Reinsurance segment continues to develop new business opportunities in several areas and in 2014, we expect to continue to build upon the strategic growth achieved in recent years. We continue to navigate our way cautiously through this phase of the market and are trading with long standing clients with proven track records.
Investment Environment
We seek to generate book value growth and investment income from investment activities through the total returns on our investment portfolio. During the year ended December 31, 2013, interest rates increased in all of our major jurisdictions and corporate credit spreads tightened in all our major currencies but we saw modest spread widening in portions of our structured credit portfolio, most notably in Agency RMBS. The net impact of the market conditions on our investment portfolio resulted in a negative mark to market change of $733 million on our AFS investments. This represents an approximately 1.6% depreciation in average assets for the year ended December 31, 2013. Net realized gains resulted primarily from redemptions of non-equity alternative investments and sales of non-Agency RMBS, equity and non-U.S. Sovereign Government securities. For further information, see “Investment Activities” below.
Results of Operations and Key Financial Measures
Results of Operations
The following table presents an analysis of our net income (loss) attributable to ordinary shareholders and other financial measures (described below) for the years ended December 31, 2013, 2012 and 2011:

(U.S. dollars in thousands, except share and per share amounts)	2013	2012	2011
Net income (loss) attributable to ordinary shareholders	$1,059,916	$651,128	$(474,760)
Earnings (loss) per ordinary share – basic	$3.68	$2.12	$(1.52)
Earnings (loss) per ordinary share – diluted	$3.63	$2.10	$(1.52)
Weighted average number of ordinary shares and ordinary share equivalents outstanding, in thousands – basic	287,801	307,372	312,896
Weighted average number of ordinary shares and ordinary share equivalents outstanding, in thousands – diluted	292,069	310,282	312,896

Key Financial Measures
The following are some of the financial measures management considers important in evaluating our operating performance:

(U.S. dollars in thousands, except ratios and per share amounts)	2013	2012	2011	Change 2013 to 2012	Change 2012 to 2011
Underwriting profit (loss) - P&C operations	$451,062	$216,132	$(397,353)	108.7%	N/M
Combined ratio - P&C operations	92.5%	96.3%	107.5%	(3.8)pts	(11.2)pts
Net investment income - P&C operations	$671,071	$712,905	$819,708	(5.9)%	(13.0)%
Operating net income (1)	$942,968	$614,096	$89,464	53.6%	586.4%
Operating net income per share (1)	$3.23	$1.98	$0.28	$1.25	$1.7
Return on average ordinary shareholders’ equity (1)	10.3%	6.5%	(5.0)%	3.8pts	11.5pts
Operating return on average ordinary shareholders’ equity (1)	9.2%	6.2%	0.9%	3.0pts	5.3pts
Operating return on average ordinary shareholders’ equity excluding unrealized gains and losses on investments (1)	10.3%	6.9%	1.0%	3.4pts	5.9pts
Book value per ordinary share (1)	$35.92	$35.18	$29.81	$0.74	$5.37
Fully diluted tangible book value per ordinary share (1)	$33.86	$33.35	$28.31	$0.51	$5.04
____________

(1)	Represents a non-GAAP financial measure as discussed further below.

*	N/M - Not Meaningful
The following are descriptions of these key financial measures and a brief discussion of the factors influencing them:
Underwriting profit – property and casualty (“P&C”) operations
One way that we evaluate the performance of our insurance and reinsurance operations is by underwriting profit or loss. We do not measure performance based on the amount of gross premiums written. Underwriting profit or loss is calculated from premiums earned less net losses incurred and expenses related to underwriting activities.
In the following discussion as well as in the “Income Statement Analysis” section, the following ratios are used to explain the underwriting profit (loss) from our P&C operations:

▪
The combined ratio related to the P&C operations is the sum of the loss and loss expense ratio and the underwriting expense ratio. A combined ratio under 100% represents an underwriting profit and over 100% represents an underwriting loss. In the P&C industry, the combined ratio is a widely used measure of underwriting profitability.

▪	The loss and loss expense ratio related to the P&C operations is calculated by dividing the losses and loss expenses incurred by the net premiums earned for the Insurance and Reinsurance segments.

▪
The underwriting expense ratio related to the P&C operations is the sum of acquisition costs and operating expenses for the Insurance and Reinsurance segments divided by net premiums earned for the Insurance and Reinsurance segments.

▪	The acquisition expense ratio related to the P&C operations is calculated by dividing the acquisition costs incurred by the net premiums earned for the Insurance and Reinsurance segments.

▪	The operating expense ratio related to the P&C operations is calculated by dividing the operating expenses incurred by the net premiums earned for the Insurance and Reinsurance segments.
Our underwriting profit (loss) in the year ended December 31, 2013 was consistent with the combined ratio, discussed below.

Combined ratio – P&C operations
The following table presents the ratios for our P&C operations for the indicated years ended December 31:

	2013	2012	2011	Percentage Point Change
				2013 to 2012	2012 to 2011
Loss and loss expense ratio	62.0%	65.3%	76.6%	(3.3)	(11.3)
Acquisition expense ratio	14.7%	15.1%	14.8%	(0.4)	0.3
Operating expense ratio	15.8%	15.9%	16.1%	(0.1)	(0.2)
Underwriting expense ratio	30.5%	31.0%	30.9%	(0.5)	0.1
Combined ratio	92.5%	96.3%	107.5%	(3.8)	(11.2)
2013 vs. 2012: The loss and loss expense ratio decrease was primarily as a result of lower levels of natural catastrophe in 2013, the impact of underwriting actions taken in the prior years on the current year loss ratio and favorable business mix, offset by a higher level of large non-natural catastrophe property losses in the Insurance segment in 2013 as compared to 2012. The underwriting expense ratio decrease was mainly due to both acquisition and operating expenses remaining relatively flat while net premium earned increased 4.3% during 2013 as compared to the same period of 2012. For further information on our combined ratio, see “Income Statement Analysis” below
2012 vs. 2011: The loss and loss expense ratio decrease was primarily as a result of lower levels of natural catastrophe and other large loss events during 2012 as compared to the same period of 2011. The underwriting expense ratio was relatively flat compared to 2011. For further information on our combined ratio, see “Income Statement Analysis” below.
Net investment income – P&C operations
Net investment income related to P&C operations, which includes interest and dividend income together with the amortization of premium and discount on fixed maturities and short-term investments, net of related investment expenses, is an important measure that affects our overall profitability. Our largest liability relates to our unpaid loss reserves, and our investment portfolio provides liquidity for claims settlements of these reserves as they become due. As a result, a significant part of the investment portfolio is invested in fixed income securities. Net investment income is influenced by a number of factors, including the amounts and timing of inward and outward cash flows, the level of interest rates and credit spreads, foreign exchange rates and changes in overall asset allocation. See the segment results at “Investment Activities” below for a discussion of our net investment income for the year ended December 31, 2013.
Operating net income and Operating net income per share
Operating net income is a non-GAAP financial measure defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net realized gains and losses on investments, net of tax, (2) our net realized and unrealized gains and losses on derivatives, net of tax, (3) our share of items (1) and (2) for our operating affiliates for the periods presented, (4) goodwill impairment charges, net of tax, (5) the gains recognized on our purchase of XL-Cayman's preference ordinary shares and (6) foreign exchange gains or losses, net of tax. We evaluate the performance of and manage our business to produce an underwriting profit. In addition to presenting net income (loss), we believe that showing operating net income (loss) enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to ordinary shareholders to operating net income (loss) is provided at “Reconciliation of Non-GAAP Measures” below.
Operating net income per share is derived from the non-GAAP operating net income measure by dividing operating net income by the weighted average number of ordinary shares and ordinary share equivalents outstanding for each period combined with the impact from dilution of share-based compensation and certain conversion features where dilutive.
Return on average ordinary shareholders’ equity (“ROE”)
ROE is another non-GAAP financial measure that we consider important in evaluating our operating performance and view as a key measure of return generated for ordinary shareholders. ROE is calculated by dividing the net income (loss) attributable to ordinary shareholders for any period by the average of the opening and closing Shareholders' equity attributable to XL-Ireland. We establish minimum target ROEs for our total operations, segments and lines of business. If our minimum ROE targets over the longer term are not met with respect to any line of business, we seek to modify and/or exit this line. In addition, among other factors, compensation of our senior officers is dependent on the achievement of our performance goals to enhance ordinary shareholder value as measured by ROE (adjusted for certain items considered to be “non-operating” in nature).
The following table presents our ROE for the indicated years ended December 31:

	2013	2012	2011	Change 2013 to 2012	Change 2012 to 2011
ROE	10.3%	6.5%	(5.0)%	3.8pts	11.5pts
2013 vs. 2012: The increase in our ROE was primarily due to improved underwriting results in the year, combined with higher affiliate earnings and higher net realized gains on investments and derivatives than in the prior year period.
2012 vs. 2011: In 2011, ROE was negative due to the net loss from the significant catastrophe losses and the impairment of goodwill and other large loss events which are discussed under “Significant Items Affecting the Results of Operations.”
Operating return on average ordinary shareholders’ equity (“Operating ROE”)
Operating ROE is another non-GAAP financial measure that we consider important in evaluating our operating performance. Operating ROE is derived by dividing non-GAAP operating net income for any period by the average of the opening and closing ordinary shareholders' equity.
The following table presents our Operating ROE for the indicated years ended December 31:

	2013	2012	2011	Change 2013 to 2012	Change 2012 to 2011
Operating ROE	9.2%	6.2%	0.9%	3.0pts	5.3pts
2013 vs. 2012: The increase in our Operating ROE was the result of the higher operating net income in 2013 due to the factors discussed above as part of ROE and as further discussed below under “Significant Items Affecting the Results of Operations.”
2012 vs. 2011: The increase in our Operating ROE was the result of the lower operating net income in 2011 due to the significant catastrophe losses and other large loss events, both discussed under “Significant Items Affecting the Results of Operations.”
A reconciliation of Net income (loss) attributable to ordinary shareholders to operating net income (loss) is provided at “Reconciliation of Non-GAAP Measures” included below.
Operating return on average ordinary shareholders' equity excluding unrealized gains and losses on investments (“Operating ROE ex-UGL”)
Operating ROE ex-UGL is an additional measure of our profitability that eliminates the impacts of mark to market fluctuations on our investment portfolio that have not been realized through sales, which we believe provides a consistent measure of our performance. Operating ROE ex-UGL is derived from the non-GAAP operating net income measure by dividing non-GAAP operating net income for any period by the average of the opening and closing ordinary shareholders' equity excluding unrealized gains and losses on investments. A reconciliation of the opening and closing ordinary shareholders' equity to the opening and closing ordinary shareholders' equity excluding unrealized gains and losses on investments is provided under "Reconciliation of Non-GAAP Measures" below.
The following table presents our Operating ROE ex-UGL for the indicated years ended December 31:

	2013	2012	2011	Change 2013 to 2012	Change 2012 to 2011
Operating ROE ex-UGL	10.3%	6.9%	1.0%	3.4pts	5.9pts
2013 vs. 2012: The increase in our Operating ROE ex-UGL was the result of the higher operating net income in 2013 due to the factors discussed above as part of ROE.
2012 vs. 2011: The increase in our Operating ROE ex-UGL was the result of the higher operating net income in 2012 due to the factors discussed above as part of ROE.

Book value per ordinary share
We view the change in our book value per ordinary share as an additional measure of our performance, representing the value generated for our ordinary shareholders each period, and we believe that this measure (along with the diluted measures described below) is a key driver of our share price over time. Book value per ordinary share, a non-GAAP financial measure, is calculated by dividing ordinary shareholders' equity (total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries) by the number of outstanding ordinary shares at the applicable period end. Book value per ordinary share is affected primarily by net income (loss), by any changes in the net unrealized gains and losses on our investment portfolio, by currency translation adjustments and by the impact of any share buyback or issuance activity. Ordinary shareholders' equity was $10.0 billion and $10.5 billion and the number of ordinary shares outstanding was 278.3 million and 298.7 million at December 31, 2013 and December 31, 2012, respectively. Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.
The following table presents our book value per ordinary share for the indicated years ended December 31:

(U.S. dollars)	2013	2012	2011	Change 2013 to 2012	Change 2012 to 2011
Book value per ordinary share	$35.92	$35.18	$29.81	$0.74	$5.37
2013 vs. 2012: The increase in our book value per ordinary share was primarily due to the increase in net income attributable to ordinary shareholders and the benefit of share buyback activity partially offset by a decrease in net unrealized gains on investments
2012 vs. 2011: The increase in our book value per ordinary share was primarily due the increase in net income attributable to ordinary shareholders, an increase in net unrealized gains on investments, the benefit of share buyback activity and the impact, in 2011, of the settlement of the forward purchase contracts associated with the 10.75% equity security units, which resulted in the issuance of an aggregate of 30,456,600 ordinary shares.
Fully diluted tangible book value per ordinary share
Fully diluted tangible book value per ordinary share is a non-GAAP financial measure and is calculated by dividing ordinary shareholders' equity excluding intangible assets (as disclosed on the face of the balance sheet) by the number of outstanding ordinary shares at any period end combined with the impact from dilution of share-based compensation and certain conversion features where dilutive.
The following table presents our fully diluted tangible book value per ordinary share for the indicated years ended December 31:

(U.S. dollars)	2013	2012	2011	Change 2013 to 2012	Change 2012 to 2011
Fully diluted tangible book value per ordinary share	$33.86	$33.35	$28.31	$0.51	$5.04
2013 vs. 2012: The increase in our fully diluted tangible book value per ordinary share was a result of the factors noted above as part of book value per ordinary share.
2012 vs. 2011: The increase in our fully diluted tangible book value per ordinary share was a result of the factors noted above as part of book value per ordinary share.

Reconciliation of Non-GAAP Measures
The following is a reconciliation of net income (loss) attributable to ordinary shareholders to operating net income (loss) and also includes the calculation of Operating ROE and Operating ROE ex-UGL for the years ended December 31, 2013, 2012 and 2011:

(U.S. dollars in thousands, except share and per share amounts)	2013	2012	2011
Net income (loss) attributable to ordinary shareholders	$1,059,916	$651,128	$(474,760)
Impairment of goodwill, net of tax	—	—	417,566
Net realized (gains) losses on investments, net of tax	(82,605)	(38,234)	178,432
Net realized and unrealized (gains) losses on derivatives, net of tax	(7,798)	(5,216)	3,914
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	6,556	(301)	(322)
Foreign exchange (gains) losses, net of tax	(33,101)	6,719	(34,016)
Gain on repurchase of non-controlling interest preference ordinary shares	$—	$—	$(1,350)
Operating net income (loss)	$942,968	$614,096	$89,464
Per ordinary share results:
Net income (loss) attributable to ordinary shareholders	$3.63	$2.10	$(1.52)
Operating net income (loss)	$3.23	$1.98	$0.28
Weighted average ordinary shares outstanding, in thousands:
Basic	287,801	307,372	312,896
Diluted - Net income	292,069	310,282	312,896
Diluted - Operating net income	292,069	310,282	316,318
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (at period end)	$9,997,633	$10,510,077	$9,411,658
Unrealized (gain) loss on investments, net of tax	$(781,007)	$(1,476,453)	$(521,796)
Average ordinary shareholders' equity for the period excluding unrealized gains and losses on investments	$9,125,125	$8,961,743	$9,238,345
Average ordinary shareholders' equity for the period	$10,253,855	$9,960,868	$9,504,565
Operating net income (loss)	$942,968	$614,096	$89,464
Operating ROE	9.2%	6.2%	0.9%
Operating ROE ex-UGL	10.3%	6.9%	—%

Significant Items Affecting the Results of Operations
Our net income and other financial measures as shown above for the year ended December 31, 2013 have been affected by, among other things, the following significant items:

1)	The impact of significant large loss events

2)	Continuing competitive factors impacting the underwriting environment;

3)	Net favorable prior year loss development; and

4)	Market movement impacts on our investment portfolio.

1)	The impact of significant large loss events
Natural Catastrophe Losses
The following table outlines the underwriting losses and loss ratio impact for the Insurance and Reinsurance segments from natural catastrophes for the years ended December 31:

	Natural Catastrophe Underwriting Losses			Natural Catastrophe Loss Ratio Impact
(U.S. dollars in thousands, except ratios)	2013	2012	2011	2013	2012	2011
Insurance	$119,161	$223,147	$355,256	2.8%	5.5%	9.6%
Reinsurance	198,202	241,171	405,870	11.9%	13.8%	25.2%
Total P&C	$317,363	$464,318	$761,126	5.4%	8.2%	14.4%
Notable natural catastrophes for the years ended December 31, 2013, 2012 and 2011 and the underwriting loss incurred (in parenthetical) for the most significant natural catastrophes, in terms of our losses net of reinsurance recoveries and reinstatement premiums, were as follows:

▪
2013 - included flooding in Europe ($55.9 million), Argentina and Canada (Calgary), a cyclone in Australia, tornadoes and hailstorms in the United States, the series of hailstorms in Germany and France in late July 2013 ($75.3 million) (the “Europe Hailstorms”), Hurricane Ingrid, flooding events in the United States (Colorado) and Canada (Toronto) and Typhoons Fitow and Haiyan.

▪	2012 - included Storm Sandy ($355.3 million) ("Sandy"), U.S. tornadoes and the large earthquake in Italy.

▪
2011 - included the March 11, 2011 earthquake and tsunami in Japan ($241.1 million), the earthquake that struck Christchurch, New Zealand on February 22, 2011, the 2011 flooding events in Australia, the severe weather occurrences, including tornado activity, in the United States during April and May 2011, the Atlantic Hurricanes ($108.7 million) (Hurricane Irene and Tropical Storm Lee) and the Thailand floods ($157.8 million).

Our loss estimates are based on combinations of our review of individual treaties and policies expected to be impacted, commercial model outputs, client data received to the date the estimates are made, and consideration of expectations of total insured market loss estimates if available, both from published sources and our internal analysis. Our loss estimates involve the exercise of considerable judgment due to the complexity and scale of the insured events, and are, accordingly, subject to revision as additional information becomes available. Actual losses may differ materially from these preliminary estimates.
Other Large Loss Events
In the years ended December 31, 2013 and 2012, our results from operations were impacted by significant losses from large non-natural catastrophe loss events in both the Insurance and Reinsurance segments. These large non-natural catastrophe losses were higher in 2013 mainly due to property losses in the Insurance segment and in 2012 these losses related primarily to a single large marine loss during the first quarter of 2012 and losses recorded in relation to the severe drought conditions and crop losses in the U.S. in 2012.
See “Income Statement Analysis” herein for further information regarding these large loss events within each of the Company's operating segments.

2)	Continuing competitive factors impacting the underwriting environment
Soft market conditions were experienced across most lines of business throughout 2013, 2012 and 2011. For further information in relation to the underwriting environment, including details relating to rates and retention, see “Executive Overview – Underwriting Environment and Outlook for 2014,” above.

3)	Net favorable prior year loss development
Net favorable prior year loss development occurs when there is a decrease to loss reserves recorded at the beginning of the year, resulting from actual or reported loss development for prior years that is less than expected. Net prior year adverse loss development occurs when there is an increase to loss reserves recorded at the beginning of the year, resulting from actual or reported loss development for prior years exceeding expected loss development.
The following table presents the net (favorable) adverse prior year loss development of our loss and loss expense reserves for our property and casualty operations, which include the Insurance and Reinsurance segments for each of the years indicated:

(U.S. dollars in thousands)	2013	2012	2011
Insurance	$(102,039)	$(140,066)	$(76,516)
Reinsurance	(187,850)	(175,828)	(208,351)
Total	$(289,889)	$(315,894)	$(284,867)
See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Item 8, Note 10, “Losses and Loss Expenses,” to the Consolidated Financial Statements included herein, for further information regarding the developments in prior year loss reserve estimates for each of the years indicated within each of our operating segments.

4)	Market movement impacts on the Company’s investment portfolio
During the year ended December 31, 2013, interest rates increased in all of our major jurisdictions and corporate credit spreads tightened in all our major currencies but we saw modest spread widening in portions of our structured credit portfolio, most notably in Agency RMBS. The net impact of the market conditions on our investment portfolio resulted in a negative mark to market change of $732.5 million on our AFS investments. This represents an approximately 1.6% depreciation in average assets for the year ended December 31, 2013.
The following table provides further detail regarding the movements in relevant credit markets, as well as in government interest rates using selected market indices:

	Interest Rate Movement for the year ended December 31, 2013 (1) (‘+’/‘-’ represents increases / decreases in interest rates)	Credit Spread Movement for the year ended December 31, 2013 (2) (‘+’/‘-’ represents widening / tightening of credit spreads)
United States	+102 basis points (5 year Treasury)	-25 basis points (US Corporate A rated)
+8 basis points (US Mortgage Master Index)
+6 basis points (US CMBS, AAA rated)
United Kingdom	+119 basis points (10 year Gilt)	-43 basis points (UK Corporate, AA rated)
Euro-zone	+63 basis points (5 year Bund)	-30 basis points (Europe Corporate, A rated)
____________

(1)	Source: Bloomberg Finance L.P.

(2)	Source: Merrill Lynch Global Indices.
Net realized gains on investments in the year ended December 31, 2013 totaled $87.8 million, including net realized losses of approximately $16.3 million related to other-than-temporary impairment ("OTTI") charges on certain of our fixed income investments. For further analysis of this, see “Income Statement Analysis” below.
Other Key Focuses of Management
We remain focused on, among other things, managing capital, enhancing enterprise risk management capabilities and monitoring regulatory change. Details of these initiatives are outlined below.
Capital Management
Fundamental to supporting our business model is our ability to underwrite business, which is largely dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies. As a result, in the event that we are downgraded, our ability to write business, as well as our financial condition and/or results of operations, could be adversely affected.
Buybacks of Ordinary Shares
On February 27, 2012, we announced that the XL-Ireland Board of Directors approved a share buyback program, authorizing the purchase of up to $750 million of our ordinary shares (the “February 2012 Program”). During 2012, we purchased and canceled 18.3 million ordinary shares under the February 2012 Program for $401.6 million. Between January 1 and February 22, 2013, we purchased and canceled 3.8 million ordinary shares under the February 2012 Program for $98.3 million.
On February 22, 2013, we announced that the XL-Ireland Board of Directors approved a new share buyback program,

authorizing the purchase of up to $850 million of our ordinary shares (the “February 2013 Program”). This authorization replaced the approximately $250 million remaining under the February 2012 Program.
During the year ended December 31, 2013, we purchased and canceled 22.5 million shares for $673.3 million at an average price of $29.86 per share. At December 31, 2013, $275.0 million remained available for purchase under the February 2013 Program.
On February 21, 2014, we announced that the XL-Ireland Board of Directors approved an increase to the February 2013 Program, authorizing the purchase of up to $1 billion of our ordinary shares. This authorization includes the approximately $200 million that remained under the February 2013 Program prior to the increase.
All share buybacks were carried out by way of redemption in accordance with Irish law and the Company's constitutional documents. All shares so redeemed were canceled upon redemption.
Sale of 2.30% Senior Notes due 2018 and Sale of 5.25% Senior Notes due 2043
On November 21, 2013, XL-Cayman completed the public sale of $300 million aggregate principal amount of 2.30% Senior Notes due 2018 (the "2.30% Senior Notes") and the sale of $300 million aggregate principal amount of 5.25% Senior Notes due 2043 (the "5.25% Senior Notes, and, together with the 2.30% Senior Notes, the “Senior Notes”) at the issue price of 99.69% and 99.770% of the principal amount, respectively. The Senior Notes are fully and unconditionally guaranteed by XL-Ireland. The 2.30% Senior Notes bear interest at a rate of 2.30%, payable semi-annually, beginning on June 15, 2014, and mature on December 15, 2018. The 5.25% Senior Notes bear interest at a rate of 5.25%, per annum, payable semi-annually, beginning on June 15, 2014, and mature on December 15, 2043. XL-Cayman may redeem the Senior Notes, in whole or part, from time to time in accordance with the terms of the indenture pursuant to which the Senior Notes were issued. XL-Cayman received aggregate net proceeds of approximately $592.6 million from the offering, which we intend to use for the repayment at maturity of the outstanding $600 million principal amount of our 5.25% Senior Notes due September 2014.
Repayment of the 6.5% Guaranteed Senior Notes due January 2012 (the “XLCFE Notes”)
On January 15, 2012, the $600 million principal amount outstanding on the XLCFE Notes, which were issued by XL Capital Finance (Europe) plc, was repaid at maturity. For further detail, see Item 8, Note 13, “Notes Payable and Debt Financing Arrangements,” to the Consolidated Financial Statements included herein.
Risk Management
Our risk management and risk appetite framework is detailed in Item 1, “Business – Enterprise Risk Management,” included herein. The table below shows our estimated per event net 1% and 0.4% exceedance probability exposures for certain peak natural catastrophe peril regions. These estimates assume that amounts due from reinsurance and retrocession purchases are 100% collectible. There may be credit or other disputes associated with these potential receivables.

Geographical Zone (U.S. dollars in millions)	Peril	Measurement Date of In-Force Exposures (1)	1% Exceedance Probability		0.4% Exceedance Probability
			Probable Maximum Loss (2)	Percentage of Adjusted Tangible Shareholders’ Equity at December 31, 2013	Probable Maximum Loss (2)	Percentage of Adjusted Tangible Shareholders’ Equity at December 31, 2013
North Atlantic	Windstorm	October 1, 2013	$1,263	12.4%	$1,744	17.1%
North America	Earthquake	October 1, 2013	$894	8.8%	$1,517	14.9%
Europe	Windstorm	October 1, 2013	$535	5.2%	$761	7.5%
Japan	Earthquake	October 1, 2013	$236	2.3%	$282	2.8%
Japan	Windstorm	October 1, 2013	$115	1.1%	$213	2.1%
____________

(1)	Detailed analyses of aggregated in-force exposures and maximum loss levels are done periodically. The measurement dates represent the date of the last completed detailed analysis by geographical zone

(2)
Probable maximum losses, which include secondary uncertainty that incorporates variability around the expected probable maximum loss for each event, do not represent our maximum potential exposures and are pre-tax.

See “Significant Items Affecting the Results of Operations – 1) The impact of significant large loss events” above.

Regulatory Change
As part of our operational efficiency, management continues to actively monitor and assess the various regulatory initiatives and legislation that impact us or in the future could impact us. For example, management has been focused on Solvency II, which was adopted by the European Parliament in April 2009. This is a European Union ("E.U.") directive covering the capital adequacy and risk management of, and regulatory reporting for, European-based (re)insurers, as well as a new supervisory regime for the insurance industry. The Omnibus II directive was agreed to by the European Commission, the European Parliament and the Council of Ministers setting a Solvency II implementation date of January 1, 2016. The Central Bank of Ireland ("CBI") and Prudential Regulation Authority (“PRA”) have issued proposed interim reporting guidelines on applying the European Insurance and Occupational Pensions Authority (“EIOPA”) reporting guidelines for authorized firms to ensure their eventual readiness for Solvency II. Management continues to prepare for the implementation of Solvency II. See Item 1, “Business - Regulation.”
Critical Accounting Policies and Estimates
The following are considered to be our critical accounting policies and estimates due to the judgments and uncertainties affecting the application of these policies and/or the likelihood that materially different amounts would be reported under different conditions or using different assumptions. If actual events differ significantly from the underlying assumptions or estimates applied for any or all of the accounting policies (either individually or in the aggregate), there could be a material adverse effect on our results of operations, financial condition and liquidity. We have discussed these critical accounting policies with the Audit Committee of our Board of Directors.
Other significant accounting policies are nevertheless important to an understanding of our Consolidated Financial Statements. Policies such as those related to revenue recognition, financial instruments and consolidation require difficult judgments on complex matters that are often subject to multiple sources of authoritative guidance. See Item 8, Note 2, “Significant Accounting Policies,” to the Consolidated Financial Statements included herein for further information.

1)	Unpaid Loss and Loss Expenses and Unpaid Loss and Loss Expenses Recoverable
As we earn premiums for the underwriting risks we assume, we also establish an estimate of the expected ultimate losses related to the premium. Loss reserves for unpaid loss and loss expenses are established due to the significant periods of time that may elapse between the occurrence, reporting and settlement of a loss. The process of establishing reserves for unpaid property and casualty claims can be complex and is subject to considerable variability, as it requires the use of informed estimates and judgments. These estimates and judgments are based on numerous factors, and may be revised as additional experience and other data become available and are reviewed, as new or improved methodologies are developed or as current laws change. Loss reserves include:

a)	Case reserves - reserves for reported losses and loss expenses that have not yet been settled; and

b)	IBNR reserves – reserves for incurred but not reported losses or for reported losses over and above the amount of case reserves.
Case Reserves
Case reserves for our property and casualty operations are established by management based on amounts reported from insureds or ceding companies and consultation with legal counsel, and represent the estimated ultimate cost of events or conditions that have been reported to or specifically identified by us. The method of establishing case reserves for reported claims differs among our operations.
With respect to our insurance operations, we are notified of insured losses and record a case reserve for the estimated amount of the settlement, if any. The estimate reflects the judgment of claims personnel based on general reserving practices, the experience and knowledge of such personnel regarding the nature of the specific claim and, where appropriate, advice of legal counsel. Reserves are also established to provide for the estimated expense of settling claims, including legal and other fees and the general expenses of administering the claims adjustment process. With respect to our reinsurance operations, case reserves for reported claims are generally established based on reports received from ceding companies. Additional case reserves may be established by us to reflect the estimated ultimate cost of a loss. The uncertainty in the reserving process for reinsurers is due, in part, to the time lags inherent in reporting from the original claimant to the primary insurer to the reinsurer. As a predominantly broker market reinsurer for both excess-of-loss and proportional contracts, we are subject to a potential additional time lag in the receipt of information as the primary insurer reports to the broker who in turn reports to us.
Since we rely on information regarding paid losses, case reserves and IBNR provided by ceding companies in order to assist us in estimating our liability for unpaid losses and loss adjustment expenses ("LAE"), we maintain certain procedures in order to help determine the completeness and accuracy of such information. Periodically, management assesses the reporting activities of our ceding companies on the basis of qualitative and quantitative criteria. In addition to conferring with ceding companies or brokers on claims matters, our claims personnel conduct periodic audits of specific claims and the overall claims procedures of our ceding companies at their offices. We rely on our ability to effectively monitor the claims handling and claims reserving practices of ceding companies in order to help establish the proper reinsurance premium for reinsurance agreements and to establish proper loss reserves. Disputes with ceding companies have been rare and generally have been resolved through negotiation.
In addition to information received from ceding companies on reported claims, we also utilize information on the pattern of ceding company loss reporting and loss settlements from previous catastrophic events in order to estimate our ultimate liability related to catastrophic events such as hurricanes. Commercial catastrophe model analyses and zonal aggregate exposures are utilized to assess potential client loss before and after an event. Initial cedant loss reports are generally obtained shortly after a catastrophic event, with subsequent updates received as new information becomes available. We actively request loss updates from cedants periodically while there is still considerable uncertainty for an event, often for the first year following an event. Our claim settlement processes also incorporate an update to the total loss reserve at the time a claim payment is made to a ceding company.
While the reliance on loss reports from ceding companies may increase the level of uncertainty associated with the estimation of total loss reserves for property catastrophe reinsurance relative to direct property insurance, there are several factors which serve to reduce the uncertainty in loss reserve estimates for property catastrophe reinsurance. First, for large natural catastrophe events, aggregate limits in property catastrophe reinsurance contracts are generally fully exhausted by the loss reserve estimates. Second, as a reinsurer, we have access to information from a broad cross section of the insurance industry. We utilize such information in order to perform consistency checks on the data provided by ceding companies and are able to identify trends in loss reporting and settlement activity and incorporate such information in our estimate of IBNR reserves. Finally, we also supplement the loss information received from cedants with loss estimates developed by market share techniques and/or from third party catastrophe models applied to exposure data supplied by cedants.
IBNR Reserves
IBNR reserves represent management’s best estimate, at a given point in time, of the amount in excess of case reserves that is needed for the future settlement and loss adjustment costs associated with claims incurred. It is possible that the ultimate liability may differ materially from these estimates. Because the ultimate amount of unpaid losses and LAE is uncertain, we believe that quantitative techniques to estimate these amounts are enhanced by professional and managerial judgment. Management reviews the IBNR estimates produced by our actuaries and determines its best estimate of the liabilities to record in our financial statements. We consider this single point estimate to be the mean expected outcome.
IBNR reserves are estimated by our actuaries using several standard actuarial methodologies including the loss ratio method, the loss development or chain ladder method, the Bornhuetter-Ferguson (“BF”) method and frequency and severity approaches. IBNR related to a specific event may be based on our estimated exposure to an industry loss and may include the use of catastrophe modeling software. On a quarterly basis, IBNR reserves are reviewed by our actuaries, and are adjusted as new information becomes available. Any such adjustments are accounted for as changes in estimates and are reflected in the results of operations in the period in which they are made.
Our actuaries use one set of assumptions in calculating the single point estimate, which includes actual loss data, loss development factors, loss ratios, reported claim frequency and severity. The actuarial reviews and documentation are completed in accordance with professional actuarial standards with reserves established on a basis consistent with GAAP. The selected assumptions reflect the actuary’s judgment based on historical data and experience combined with information concerning current underwriting, economic, judicial, regulatory and other influences on ultimate claim settlements.
When estimating IBNR reserves, each of our insurance and reinsurance business units segregate business into exposure classes. Within each class, the business is further segregated by either the year in which the contract incepted (“underwriting year”), the year in which the claim occurred (“accident year”), or the year in which the claim is reported (“report year”). The majority of the Insurance segment is reviewed on an accident year basis. Professional lines insurance business is mostly reviewed on a report year basis due to the claims made nature of the underlying policies. London Market insurance business is reviewed on an underwriting year basis as per Lloyd’s market practice. The vast majority of the Reinsurance segment is reviewed on an underwriting year basis. In each case, we believe the selected method most accurately represents the economic condition of the business.

Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Actual paid losses and case reserves (“reported losses”) are subtracted from expected ultimate losses to determine IBNR reserves. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses.
Over time, as a greater number of claims are reported, actuarial estimates of IBNR are based on the BF method and loss development techniques. The BF method utilizes actual loss data and the expected patterns of loss emergence, combined with an initial expectation of ultimate losses to determine an estimate of ultimate losses. This method may be appropriate when there is limited actual loss data and a relatively less stable pattern of loss emergence. The chain ladder method utilizes actual loss and expected patterns of loss emergence to determine an estimate of ultimate losses that is independent of the initial expectation of ultimate losses. This method may be appropriate when there is a relatively stable pattern of loss emergence and a relatively larger number of reported claims. Multiple estimates of ultimate losses using a variety of actuarial methods are calculated for each of our classes of business for each year of loss experience. Our actuaries look at each class and determine the most appropriate point estimate based on the characteristics of the particular class and other relevant factors, such as historical ultimate loss ratios, the presence of individual large losses, and known occurrences that have not yet resulted in reported losses. Once our actuaries make their determination of the most appropriate point estimate for each class, this information is aggregated and presented to management for review and approval.
The pattern of loss emergence is determined using actuarial analysis and judgment and is based on the historical patterns of the recording of paid and reported losses by us, as well as industry information. Information that may cause historical patterns to differ from future patterns is considered and reflected in expected patterns as appropriate. For property, marine and aviation insurance, losses are generally reported within 2 to 3 years from the beginning of the accident year. For casualty insurance, loss emergence patterns can vary from 3 years to over 20 years depending on the type of business. For other insurance, loss emergence patterns fall between property and casualty insurance. For reinsurance business, loss reporting lags the corresponding insurance classes often by at least one quarter due to the need for loss information to flow from the ceding companies to us generally via reinsurance intermediaries. Such lags in loss reporting are reflected in the actuary’s selections of loss reporting patterns used in establishing our reserves.
Such estimates are not precise because, among other things, they are based on predictions of future developments and estimates of future trends in claim severity, claim frequency and other issues. In the process of estimating IBNR reserves, provisions for economic inflation and changes in the social and legal environment are considered, but involve considerable judgment. When estimating IBNR reserves, more judgment is typically required for lines of business with longer loss emergence patterns.
Due to the low frequency and high severity nature of some of the business underwritten by us, our reserve estimates are highly dependent on actuarial and management judgment and are therefore uncertain. In property classes, there can be additional uncertainty in loss estimation related to large catastrophe events. With wind events, such as hurricanes, the damage assessment process may take more than a year. The cost of claims is subject to volatility due to supply shortages for construction materials and labor. In the case of earthquakes, the damage assessment process may take several years as buildings are discovered to have structural weaknesses not initially detected. The uncertainty inherent in IBNR reserve estimates is particularly pronounced for casualty coverages, such as excess liability, professional liability coverages and workers’ compensation, where information emerges relatively slowly over time.
Our three types of property and casualty reserve exposure with the longest tails are:

a)	high layer excess casualty insurance;

b)	casualty reinsurance; and

c)	discontinued asbestos and long-tail environmental business.
Certain aspects of our casualty operations complicate the actuarial process for establishing reserves. Certain casualty business written by our insurance operations is high layer excess casualty business, meaning that our liability attaches after large deductibles, including self insurance or insurance from sources other than us. We commenced writing this type of business in 1986 and issued policies in forms that were different from traditional policies used by the industry at that time. Initially, there was a lack of industry data available for this type of business. Consequently, the basis for establishing loss reserves by us for this type of business was largely judgmental and based upon our own reported loss experience, which was used as a basis for determining ultimate losses and, therefore, IBNR reserves. Over time, the amount of available historical loss experience data has increased. As a result, we have obtained a larger statistical base to assist in establishing reserves for these excess casualty insurance claims.
High layer excess casualty insurance claims typically involve claims relating to (i) a “shock loss” such as an explosion or transportation accident causing severe damage to persons and/or property over a short period of time, (ii) a “non-shock” loss where a large number of claimants are exposed to injurious conditions over a longer period of time, such as exposure to chemicals or pharmaceuticals or (iii) a professional liability loss such as a medical malpractice claim. In each case, these claims are ultimately settled following extensive negotiations and legal proceedings. This process typically takes 5 to 15 years following the date of loss.
Reinsurance operations by their nature add further complications to the reserving process, particularly for casualty business written, in that there is an inherent lag in the timing and reporting of a loss event from an insured or ceding company to the reinsurer. This reporting lag creates an even longer period of time between the policy inception and when a claim is finally settled. As a result, more judgment is required to establish reserves for ultimate claims in our reinsurance operations.
In our reinsurance operations, case reserves for reported claims are generally established based on reports received from ceding companies. Additional case reserves may be established by us to reflect our estimated ultimate cost of a loss.
Casualty reinsurance business involves reserving methods that generally include historical aggregated claim information as reported by ceding companies, combined with the results of claims and underwriting reviews of a sample of the ceding company’s claims and underwriting files. Therefore, we do not always receive detailed claim information for this line of business.
Discontinued asbestos and long-tail environmental business was contained within certain policies previously written by NAC Re Corp. (now known as XL Reinsurance America Inc.), prior to its acquisition by us; from business of Winterthur purchased by us from AXA Insurance in 2001; and from a loss portfolio transfer in 2006. At December 31, 2013, total gross unpaid losses and loss expenses in respect of this business represented less than 1% of unpaid losses and loss expenses. See Note 10(f), “Losses and Loss Expenses – Discontinued Asbestos and Run-Off Environmental Related Claims,” to the Consolidated Financial Statements included herein for further information.
Except for certain workers’ compensation (including long term disability) liabilities and certain bodily injury liability claims, emanating from U.K. exposures, predominantly from the U.K. motor liability portfolio, we do not discount our unpaid losses and loss expenses. We utilize tabular reserving for workers’ compensation unpaid losses that are considered fixed and determinable. The unpaid losses for the annuity component of U.K. motor claims are discounted to reflect the long tail nature of the structured settlements. For further discussion, see Note 10, “Losses and Loss Expenses,” to the Consolidated Financial Statements included herein.
Loss and loss expenses are charged to income as they are incurred. These charges include loss and loss expense payments and any changes in case and IBNR reserves. During the loss settlement period, additional facts regarding claims are reported. As these additional facts are reported, it may be necessary to increase or decrease the unpaid losses and loss expense reserves. The actual final liability may be significantly different than prior estimates.
The amount of our net unpaid losses and loss expenses relating to our operating segments at December 31, 2013 and 2012 was as follows.

(U.S. dollars in thousands)	2013	2012
Insurance	$11,512,569	$11,384,854
Reinsurance	5,553,761	5,737,564
Net unpaid losses and loss expenses	$17,066,330	$17,122,418

	Net Unpaid Losses and Loss Expenses
(U.S. dollars in thousands)	2013			2012
	Case Reserves	IBNR Reserves	Total Reserves	Case Reserves	IBNR Reserves	Total Reserves
Insurance:
Professional	$1,364,964	$3,102,974	$4,467,938	$1,399,190	$3,039,648	$4,438,838
Casualty	1,499,325	3,128,620	4,627,945	1,361,415	3,014,047	4,375,462
Property	416,038	200,083	616,121	367,463	199,189	566,652
Specialty	617,793	501,889	1,119,682	673,918	568,747	1,242,665
Other (1)	216,292	464,591	680,883	243,970	517,267	761,237
Total	$4,114,412	$7,398,157	$11,512,569	$4,045,956	$7,338,898	$11,384,854
Reinsurance:
Casualty (2)	$1,514,621	$1,915,734	$3,430,355	$1,489,726	$2,039,396	$3,529,122
Property catastrophe (3)	276,004	187,743	463,747	165,748	248,270	414,018
Other property	415,238	415,175	830,413	461,717	537,912	999,629
Marine, energy, aviation and satellite	406,248	47,834	454,082	387,443	119,430	506,873
Other (1)	161,166	213,998	375,164	180,312	107,610	287,922
Total	$2,773,277	$2,780,484	$5,553,761	$2,684,946	$3,052,618	$5,737,564
TOTAL	$6,887,689	$10,178,641	$17,066,330	$6,730,902	$10,391,516	$17,122,418
____________

(1)
Other within the Insurance segment includes: excess and surplus, programs, surety, structured indemnity and certain discontinued lines. Other within the Reinsurance segment includes: whole account contracts, surety, structured indemnity and other lines.

(2)	Within the Reinsurance segment, casualty-other and casualty-professional lines of business are shown in the aggregate.

(3)	Property catastrophe IBNR includes event specific reserves for losses that our insureds and cedants have informed us they expect to incur but have not yet had reported known claims.
As noted above, management reviews the IBNR estimates produced by our actuaries and determines its best estimate of the liabilities to record in our financial statements. We consider this single point estimate to be the mean expected outcome. Management believes that the actuarial methods utilized adequately provide for loss development.
While the proportion of unpaid losses and loss expenses represented by IBNR is sensitive to a number of factors, the most significant ones have historically been accelerated business growth and changes in business mix. Other factors that have affected the ratio in the past include additions to prior period reserves, catastrophic occurrences, settlement of large claims and changes in claims settlement patterns. The ratio of IBNR to total reserves was consistent from year-end 2012 to year-end 2013.
IBNR reserves are estimated by our actuaries using standard actuarial methodologies as discussed above. Since the year ended December 31, 2003, we adopted a methodology that provides a single point reserve estimate separately for each line of business and also a range of possible outcomes across each single point reserve estimate. This is discussed further below.
The following table shows the recorded estimate and the high and low ends of the range of our net unpaid losses and loss expenses for each of the lines of business noted above at December 31, 2013:

(U.S. dollars in thousands)	Net Unpaid Losses and Loss Expenses Recorded	Range of Net Unpaid Losses & Loss Expenses Estimated HIGH	Range of Net Unpaid Losses & Loss Expenses Estimated LOW
Insurance
Professional	$4,467,938	$4,995,021	$3,964,094
Casualty	4,627,945	$5,178,890	$4,101,998
Property	616,121	$703,827	$533,038
Specialty	1,119,682	$1,216,525	$1,026,014
Other (1)	680,883	$787,972	$579,514
Total (2)	$11,512,569	$12,524,729	$10,534,053
Reinsurance
Casualty (3)	$3,430,355	$3,766,404	$3,106,725
Property catastrophe	463,747	$545,248	$387,485
Other property	830,413	$1,009,064	$665,612
Marine, energy, aviation and satellite	454,082	$532,571	$380,557
Other (1)	375,164	$426,910	$326,061
Total (2)	$5,553,761	$6,059,121	$5,065,768
Total	$17,066,330
____________

(1)
Other within the Insurance segment includes: excess and surplus, surety, programs, structured indemnity and certain discontinued lines. Other within the Reinsurance segment includes: whole account contracts, surety, structured indemnity and other lines.

(2)
The range for the total Insurance and Reinsurance segment reserves is narrower than the sum of the ranges for the lines of business shown in the table due to diversification benefits across the lines of business.

(3)	Within the Reinsurance segment, casualty-other and casualty-professional lines of business are shown in the aggregate.
There are factors that would cause reserves to increase or decrease within the context of the range provided. The magnitude of any change in ultimate losses would be determined by the magnitude of any changes to our assumptions or combined impact of changes in assumptions. Factors that would increase reserves include, but are not limited to, increases in claim severity, increases in expected level of reported claims, changes to the regulatory environment that expand the exposure insured by us, changes in the litigation environment that increase claim awards, filings or verdicts, unexpected increases in loss inflation, and/or new types of claims being pursued against us. Factors that would decrease reserves include, but are not limited to, decreases in claim severity, reductions in the expected level of reported claims, changes to the regulatory environment that reduce the exposure insured by us, changes in the litigation environment that decrease claim awards, filings or verdicts, and/or unexpected decreases in loss inflation.
Our methodology in 2013 for calculating reserve ranges around our single point reserve estimate is consistent with that used in 2012. We modeled a statistical distribution of potential reserve outcomes over a one year run-off period for each of the approximately 37 lines of business. Where appropriate, lines of business were evaluated at a more granular level and then aggregated to appropriately reflect differing levels of volatility within each line of business, for example, in respect of attritional, large, catastrophe and clash losses. In doing so we evaluated a number of alternative models, and for each line of business our actuaries selected the distribution parameters deemed to be most appropriate. Factors affecting this decision included an assessment of the model fit, availability and relevance of data and the impact of changes in business mix. We used the modeled statistical distribution to calculate an 80% prediction interval for the potential reserve outcomes over this one year run-off period. The high and low end points of the ranges set forth in the above table are such that there is a 10% modeled probability that the reserve will develop higher than the high point and a 10% modeled probability that the reserve will develop lower than the low point.
The development of a reserve range models the uncertainty of the claim environment as well as the limited predictive power of past loss data. These uncertainties and limitations are not specific to us. The ranges represent an estimate of the range of possible outcomes over a one year development period. A range of possible outcomes should not be confused with a range of best estimates. The range of best estimates will generally be much narrower than the range of possible outcomes as it will reflect reasonable actuarial best estimates of the expected reserve.
Reserve volatility was analyzed for each line of business within both the Reinsurance and Insurance segments using our historical data, supplemented by industry data. These ranges were then aggregated to the lines of business shown above taking into account correlation between lines of business. The practical result of the correlation approach to aggregation is that the ranges by line of business disclosed above are narrower than the sum of the ranges of the individual lines of business. Similarly, the range for our total reserves in the aggregate is narrower than the sum of the ranges for the lines of business disclosed above.
On an annual basis, we review the correlation assumptions between our various lines of business. Since 2006, we have utilized a simplified approach of assigning ratings of low, medium or high to our correlation assumptions for each line of business pairing based on the judgment of the reserving actuaries. This simplified approach has been utilized due to the limited amount of historical experience within our portfolio as well as limited applicable industry data. However, our actual historical experience and industry data were used to judgmentally select a range of values for the low, medium and high correlations, respectively, of 15%, 30% and 50%. It should be noted that both our own experience and the industry data exhibit negative correlations in reserve developments between certain lines of business. However, as a measure of prudence in evaluating the reserve ranges, we have used a minimum of 15% correlation between any two lines of business. The analysis of correlations and the reflection of potential diversification benefits across lines of business represent another area of uncertainty in the development of estimated reserve ranges.
We are not aware of any generally accepted model to perform the reserve range analysis described above. However, other models may be employed to develop these ranges.
See “Segments” below for further discussion on prior year development of loss reserves.
Unpaid losses and loss expenses recoverable
The recognition of unpaid losses and loss expenses recoverable requires two key judgments. The first judgment involves our estimation of the amount of gross IBNR to be ceded to reinsurers. Ceded IBNR is generally developed as part of our loss reserving process and, consequently, its estimation is subject to similar risks and uncertainties as the estimation of gross IBNR (see “Critical Accounting Policies and Estimates – Unpaid losses and loss expenses and unpaid loss and loss expense recoverable”). The second judgment involves our estimate of the amount of the reinsurance recoverable balance that we will ultimately be unable to recover from related reinsurers due to insolvency, contractual dispute, or for other reasons. Amounts estimated to be uncollectible are reflected in a bad debt provision that reduces the reinsurance recoverable balance. Changes in the bad debt provision are reflected in net income. See Item 8, Note 9, “Reinsurance,” to the Consolidated Financial Statements included herein, for further information.
We use a default analysis to estimate uncollectible reinsurance. The primary components of the default analysis are reinsurance recoverable balances by reinsurer, net of collateral, estimated recovery rates and default factors used to determine the portion of a reinsurer’s balance deemed uncollectible. The definition of collateral for this purpose requires some judgment and is generally limited to assets held in trust, letters of credit, and liabilities held by us with the same legal entity for which we believe there is a right of offset. Default factors require considerable judgment and are determined using the current rating, or rating equivalent, of each reinsurer as well as other key considerations and assumptions.

2)	Future Policy Benefit Reserves
Future policy benefit reserves relate to our Life operations and are estimated using assumptions for investment yields, mortality, expenses and provisions for adverse loss deviation. Uncertainties related to interest rate volatility and mortality experience make it difficult to project and value the ultimate benefit payments.
Most of our future policy benefit reserves relate to annuity portfolio reinsurance contracts under which we make annuity payments throughout the term of the contract for a specified portfolio of policies.
The future policy benefit reserves for annuity portfolio reinsurance contracts amounted to $4.0 billion at both December 31, 2013 and 2012. The requirement to unlock assumptions used to value these reserves arising from changes to assumptions on investment yield and mortality is discussed below along with sensitivities for changing mortality and investment yield assumptions.
For certain of these contracts, a single premium is paid at inception of the contract by way of a transfer of cash and investments to us.
The reserving methodology for these annuity portfolio reinsurance contracts is described in the authoritative guidance issued by the FASB for accounting and reporting by insurance for certain long-duration contracts as well as authoritative guidance over realized gains and losses from the sale of investments. These contracts subject us to risks arising from policyholder mortality over a period that extends beyond the periods in which premiums are collected. Liabilities for future policy benefit reserves are established in accordance with the provisions of this guidance.
Claims and expenses for individual policies within these annuity reinsurance contracts are projected over the lifetime of the contract to calculate a net present value of future cash flows. Assumptions for each element of the basis (mortality, expenses and interest) are determined at the issuance of the contract and these assumptions are locked-in throughout the term of the contract unless a premium deficiency exists. The assumptions are best estimate assumptions plus provisions for adverse deviations on the key risk elements (i.e., mortality and interest). Provisions for adverse deviation are designed to cover reasonable deviations from the best estimate outcome of the contract. As the experience on the contracts emerges, the assumptions are reviewed. This occurs at least annually and includes both an analysis of experience and review of likely future experience. If such review would produce reserves in excess of those currently held then locked-in assumptions will be revised and a loss recognized. Such a loss could be material relative to the results of operations for the year. The future policy benefit reserves provisions for adverse deviation in excess of best estimate assumptions consistent with the underlying pricing amounted to approximately $91 million and $52 million at December 31, 2013 and 2012, respectively.
The future policy benefit reserves would only be increased if these provisions for adverse deviation no longer existed in the light of emerging claims experience. The present value of future claims would increase by approximately $17 million if mortality rates were to decrease by 1% in all future years, relative to the reserving assumptions. We hold the investment assets backing these liabilities. These investments are primarily fixed income securities with maturities that closely match the expected claims settlement profile. A 0.1% decrease in the investment yield assumption would result in approximately a $33 million increase in the value of future claims related to annuity portfolio reinsurance.
During the years ended December 31, 2013, 2012 and 2011, there were no adjustments to the locked-in assumptions for these annuity reinsurance contracts.
We also provide reinsurance of disability income protection, for an in-force block of business. The future policy benefit reserves for these contracts amounted to approximately $104 million and $101 million at December 31, 2013 and 2012, respectively. Future policy benefit reserves include the lock-in of assumptions at inception with periodic review against experience. The liabilities relate to in-force blocks of business, comprising underlying insurance policies that provide an income if the policyholder becomes sick or disabled. The liabilities are therefore driven mainly by the rates at which policyholders become sick (where sickness is defined by the policy conditions) and by the rates at which these policyholders recover or die. A 1% increase in the incidence rate would increase the value of future claims by approximately $1.2 million, while a 1% decrease in the termination rate would increase the value of future claims by approximately $2.9 million. Although reserve assumptions related to this business have been unlocked in the past, no changes to the revised locked-in assumptions were made in 2013, 2012 and 2011.
We also provide reinsurance of term assurance and critical illness policies written in the U.K., Ireland and the United States. The future policy benefit reserves for these contracts amounted to approximately $286 million and $271 million at December 31, 2013 and 2012, respectively. This increase was caused by aging of the portfolio, combined with movements of the U.K. sterling and Euro against the U.S. dollar over 2013. Future policy benefit reserves include the lock-in of assumptions at inception with periodic review against experience. The provisions for adverse deviation in these reserves amounted to approximately $25 million and $24 million at December 31, 2013 and 2012, respectively.
The liabilities relate to in-force blocks of business and to treaties that accepted new business up until the end of 2009, comprising underlying insurance policies that provide mainly lump sum benefits if the policyholder dies or becomes sick. For term assurance, the liabilities are therefore driven by the rates of mortality and for critical illness cover, the liabilities are driven predominantly by the rates at which policyholders become sick, where sickness is defined by the treaty conditions (i.e., the morbidity rates). A 1% increase in the mortality rate relative to the reserving assumption would increase the value of future claims by approximately $2.9 million, and a 1% increase in the morbidity rate would increase the value of future claims by approximately $1.0 million.
The term assurance and critical illness treaties were written using a variety of structures, some of which incur acquisition costs during an initial period. For such treaties, a deferred acquisition cost (“DAC”) asset has been established and an increase in future lapse rates could impact the recoverability of such costs from future premiums. The recoverability will also be influenced by the impact of lapses on future claims. An increase in the annual lapse rates by 1% could lead to a 5%-10% reduction in future margins available for amortizing the DAC asset.
We also provided reinsurance of a block of U.S. based term assurance, which was novated to us from an insurance affiliate in December 2002. The future policy benefit reserves for these contracts amounted to approximately $268 million and $257 million at December 31, 2013 and 2012, respectively. Future policy benefit reserves are established in accordance with the provisions of general authoritative guidance on accounting for insurance enterprises, including the lock-in of assumptions at inception with periodic review against experience.
The liabilities relate to in-force blocks of business, which are comprised of underlying insurance policies that provide mainly lump sum benefits if the policyholder dies. The liabilities are therefore driven by the rates of mortality, and a 1% increase in the mortality rate relative to the reserving assumption would increase the value of future claims by approximately $6.9 million. The liabilities are also affected by lapse experience, and a 1% decrease in lapse rates relative to the reserving assumption would increase the reserve by approximately $1.3 million. Following a review of mortality and lapse experience in 2013, the revised locked-in assumptions were again unlocked and further revised, resulting in an increase in the reserve of

$14.0 million. No changes to the locked-in assumptions were made in years ended December 31, 2012 or 2011.
For further information see Item 8, Note 12, “Future Policy Benefit Reserves,” to the Consolidated Financial Statements included herein.

3)	Other-Than-Temporary Declines in Investments (“OTTI”)
Our process for identifying declines in the fair value of investments that are other-than-temporary involves consideration of several factors. The primary factors include (i) an analysis of the liquidity, business prospects and financial condition of the issuer including consideration of credit ratings, (ii) the significance of the decline, (iii) an analysis of the collateral structure and other credit support, as applicable, of the securities in question, and (iv) for debt securities, whether we intend to sell such securities. In addition, the authoritative guidance requires that OTTI for certain asset backed and mortgage backed securities are recognized if the fair value of the security is less than its discounted cash flow value and there has been a decrease in the present value of the expected cash flows since the last reporting period. Where our analysis of the above factors results in our conclusion that declines in fair values are other-than-temporary, the cost of the security is written down to discounted cash flow and a portion of the previously unrealized loss is therefore realized in the period such determination is made.
If we intend to sell an impaired debt security, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, the impairment is other-than-temporary and is recognized in earnings in an amount equal to the entire difference between fair value and amortized cost.
There are risks and uncertainties associated with determining whether declines in the fair value of investments are other-than-temporary. These include subsequent changes in general economic conditions as well as specific business conditions affecting particular issuers, our liability profile, subjective assessment of issue-specific factors (seniority of claims, collateral value, etc.), future financial market effects, stability of foreign governments and economies, future rating agency actions and significant disclosure of accounting, fraud or corporate governance issues that may adversely affect certain investments. In addition, significant assumptions and management judgment are involved in determining if the decline is other-than-temporary. If management determines that a decline in fair value is temporary, then a security’s value is not written down at that time. However, there are potential effects upon our future earnings and financial position should management later conclude that some of the current declines in the fair value of the investments are other-than-temporary declines. See “Investment Activities” herein for further information on other-than-temporary declines in the value of investments and unrealized loss on investments.
Key Assumptions used in determination of credit losses related to fixed maturities
We review, on a quarterly basis, the entirety of the fixed maturity securities in our investment portfolio that are in a gross unrealized loss position to assess whether we believe a credit loss, relative to the current amortized cost of the security, exists. We utilize specific screening criteria to identify securities at risk for a credit loss, and if any of these conditions exists, subject the individual security to a detailed review to determine if a credit loss exists. The screening criteria used by us include the absolute degree of impairment of the security as a percentage of amortized cost, the credit rating of the security and the market yield-to-maturity of the security. Any securities that have previously been identified as impaired due to credit losses are at elevated risk of further impairments. In addition, on a quarterly basis, we review any current market developments and identify any new issues that may adversely impact our investment portfolio, and review any impacted holdings and any pending sales programs.
Credit loss methodology – structured securities
Credit loss on structured securities is determined through a comparison of the security’s discounted cash flow to the amortized cost of the security. To the extent that the discounted cash flow is estimated to be lower than the amortized cost of the security, the security is impaired to the discounted cash flow value of all security cash flows, including both coupon and principal repayment, discounted using the forward curve.
We, in conjunction with our third-party investment management service providers, make significant assumptions in our impairment analysis and these assumptions are subject to changes in both economic fundamentals and management’s estimates in future periods.
(1) Non-Agency RMBS
We utilize assumptions specific to our individual holdings and, accordingly, individual assumptions will differ on a security by security basis depending on the quality of the collateral and the performance of the underlying pools. In general, we project that future defaults will develop based on the performance of the underlying collateral, measured by the number of loans currently in arrears.

Loans < 30 days in arrears	50% will ultimately default
Loans 30-60 days in arrears	60% will ultimately default
Loans 60-90 days in arrears	75% will ultimately default
Bank held	100% default rate
Loans in foreclosure	100% default rate
We estimate that the cumulative losses on the mortgage structures we own will vary depending on the vintage and collateral of the underlying loans in the holdings. Cumulative deal loss expectations are projected based on the number of loans expected to take a loss and the severity of loss upon default. Loan loss severities depend on the borrower, geographic location and loan to value characteristics of the underlying collateral. We estimate that loss severities will range from 50-75% for sub-prime and Alt-A loans and 40-50% for Prime loans. These cumulative losses results are then compared to the level of subordination within our holdings to measure if impairment exists.

	Average Cumulative Losses by Vintage
	2007	2006	2005	2004
Alt-A – Non Option ARM	38%	26%	11%	3%
Alt-A Option ARM	36%	33%	17%	5%
Prime	20%	13%	7%	1%
Subprime	48%	35%	18%	7%
(2) Core Collateralized Debt Obligations ("CDOs")
In conjunction with our investment managers, we utilize a scenario-based approach to reviewing the majority of our CDO portfolio, which consists primarily of collateralized loan obligations. The five significant scenarios utilized in the model consist of:

▪	2 base cases assuming asset defaults are equivalent to either the expected corporate default probabilities, or the cumulative default rates for similar time frames from the period of 1983 to 2010.

▪
Optimistic/pessimistic cases assuming assets have a default rate equivalent to 1 rating notch higher/ lower than their current rating and if on positive/negative watch then 2 notches higher/lower than their current rating.

▪	A market implied scenario based on the current asset market price, assuming that lower priced loans have a higher default rate.
The weighted scenario of the five scenarios above is used for the determination of a potential impairment. If losses are forecast to be below the subordination level for the tranche held by us, the security is determined not to be impaired. The weighting between these scenarios varies over time depending on market conditions, but the weighting used for the year end 2013 evaluation consisted of 55% to the base cases noted above, 10% to the optimistic case, 10% to the pessimistic case, and 25% to the market implied case. For the non-collateralized loan obligation portion of the core CDO portfolio, we utilize specific default scenarios related to the particular underlying assets.
(3) Other structured security classes
The remainder of the gross unrealized losses related to our structured securities portfolio is concentrated in the following significant asset classes:

▪
Other asset-backed securities ("ABS"), which is a mix of mostly investment grade credit card, auto and non-U.S. ABS structures that have risk and performance characteristics unrelated to the U.S. housing market. In cases where these sectors have met Company screens, the individual securities are evaluated based on fundamental credit analysis of the underlying structure.

▪
Commercial mortgage-backed securities ("CMBS"), which are dominated by AAA rated holdings that generally have high levels of credit subordination, are highly diversified and priced reasonably close to par. We review these holdings on an individual security basis to the extent they meet the screens noted above, but generally do not believe these securities have a high risk of credit loss given their high subordination levels.

Credit loss analysis – corporate sector securities
Credit losses on corporate securities are determined on an individual security basis. We review the circumstances and conditions associated with credit issuers, including considering credit rating and forecasted operating and financing activities of the issuer, and will make a determination as to whether we believe the issuer is likely to fully meet its contractual principal and interest obligations. To the extent we do not believe that an issuer will meet these obligations, we recognize a credit loss as the difference between the amortized cost and the estimated present value of cash flows expected to be received. We review the ability to pay at the lowest tier (i.e., most subordinated) of the capital structure at which we hold securities, and, to the extent we are satisfied in the performance of this tier, conclude that any more senior tiers are also likely to meet obligations.
We evaluate the credit losses associated with medium term notes, which generally represent notes backed primarily by investment grade European credit. We evaluate the cash flows expected from the notes over their remaining expected life, including an evaluation of the likelihood of current holdings to meet their principal and interest obligations, and incorporate current reinvestment assumptions on any security maturities or reinvestment of cash flows. These cash flows are discounted at the current yield, adjusted for changes in interest rates for floating rate securities, and, to the extent the discounted cash flow value is below the amortized cost, we recognize an impairment charge.

4)	Income Taxes
We utilize the asset and liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
We had net operating tax loss carry forward balances of $89.2 million and $83.1 million against which a valuation allowance of $44.7 million and $73.8 million at December 31, 2013 and 2012, respectively, was established. We had realized capital loss carry forward balances of approximately $141.0 million and $196.5 million at December 31, 2013 and 2012, respectively. We held a valuation allowance against the associated tax of approximately $141.0 million and $196.5 million at December 31, 2013 and 2012, respectively. In addition, we had capital losses arising from the sale of investments to a group company of $69.5 million and $97.6 million at December 31, 2013 and 2012, respectively. We held a full valuation allowance against the associated tax of $69.5 million and $97.6 million, respectively.
The deferral of benefits from tax losses is evaluated based upon management’s estimates of the future profitability of our taxable entities based on current forecasts, the character of income and the period for which losses may be carried forward. A valuation allowance may have to be established for any portion of a deferred tax asset that management believes will not be realized. Should the future income of these entities fall below expectations, a further valuation allowance would have to be established, which could be significant. In addition, if any further losses are generated by these entities, these losses may not be tax affected.
In evaluating our tax positions, we recognize the tax benefit from an uncertain tax position only if, based on the technical merits of the position, it is more likely than not that the tax position will be sustained upon examination by the taxing authorities. Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach, whereby the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement is recognized. The tax positions that we have taken or expect to take are based upon the application of tax laws and regulations, which are subject to interpretation, judgment and uncertainty. As a result, our actual liability for income taxes may differ significantly from our estimates.
For further information see “Other Revenues and Expenses” and Item 8, Note 22, “Taxation,” to the Consolidated Financial Statements included herein.

5)	Reinsurance Premium Estimates
We write business on both an excess of loss and proportional basis. In the case of excess of loss contracts, the subject written premium is generally outlined within the treaty and we receive a minimum and/or deposit premium on a quarterly basis, which is normally followed by an adjustment premium based on the ultimate subject premium for the contract. An estimate of premium is recorded at the inception of the contract. We estimate the premium written on the basis of the expected subject premium and regularly review this against actual quarterly statements to revise the estimate based on the information provided by the cedant.
On proportional contracts, written premiums are estimated based on expected ultimate premiums using information provided by the ceding companies. The ceding company’s premium estimate may be adjusted based on its history of providing accurate premium estimates. When the actual premium is reported by the ceding company, normally on a quarterly basis, it may be materially higher or lower than the estimate. Adjustments arising from the reporting of actual premium by the ceding companies are recorded at the earliest point in time that the supporting information indicates an adjustment is appropriate.
Written premiums on excess of loss contracts are earned in accordance with the loss occurring period defined within the treaty, normally 12 months following inception of the contract. Written premiums on proportional contracts are earned over the risk periods of the underlying policies issued and renewed, normally 24 months. For both excess of loss and proportional contracts, the earned premium is recognized ratably over the earning period, namely 12 to 24 months. The portion of the premium related to the unexpired portion of the policy at the end of any reporting period is reflected in unearned premiums.
Reinstatement premiums are recognized at the time a loss event occurs where coverage limits for the remaining life of the contract are reinstated under pre-defined contract terms and are fully earned when recognized. Recognition of reinstatement premiums is based on our estimate of loss and loss adjustment expense reserves, which involves management judgment.
Reinsurance business by its nature can add further complications since, generally, the ultimate premium due under a specific contract will not be known at the time the contract is entered into. As a result, more judgment and ongoing monitoring is required to establish premiums written and earned in our reinsurance operations.
At both December 31, 2013 and 2012, the amount of premiums receivable related to our reinsurance operations amounted to $1.2 billion.
A significant portion of amounts included as premiums receivable, which represent estimated premiums written, net of commissions, are not currently due based on the terms of the underlying contracts. Management reviews the premiums receivable balance at least quarterly and provides a provision for amounts deemed to be uncollectible. We recorded a provision for uncollectible premiums receivable related to our reinsurance operations at December 31, 2013 and 2012 of $1.5 million and $0.9 million, respectively.
The amount of proportional and excess of loss reinsurance gross premiums written and acquisition expenses recognized by our reinsurance operations for each line of business for the years ended December 31, 2013, 2012 and 2011 was as follows:

(U.S. dollars in thousands)	2013		2012		2011
	Gross Premiums Written	Acquisition Expenses	Gross Premiums Written	Acquisition Expenses	Gross Premiums Written	Acquisition Expenses
Proportional Contracts:
Casualty – professional lines	$59,213	$17,383	$64,061	$16,948	$65,492	$19,422
Casualty – other lines	113,709	27,260	120,829	31,906	115,835	30,657
Other property	417,698	134,823	484,615	146,412	693,825	145,367
Marine, energy, aviation and satellite	34,202	11,165	51,253	13,085	50,438	12,556
Other (1)	106,331	18,643	76,598	17,206	90,846	25,796
Total proportional contracts	$731,153	$209,274	$797,356	$225,557	$1,016,436	$233,798
Excess of Loss Contracts:
Casualty – professional lines	$139,946	$28,997	$157,293	$29,092	$151,897	$28,055
Casualty – other lines	218,444	37,164	211,734	34,144	176,672	26,602
Property catastrophe	556,493	49,128	537,087	43,816	461,742	43,705
Other property	169,580	16,356	168,898	17,663	153,991	17,659
Marine, energy, aviation and satellite	57,795	7,557	118,632	10,354	105,723	9,267
Other (1)	20,200	4,912	17,157	7,546	7,158	4,656
Total excess of loss contracts	$1,162,458	$144,114	$1,210,801	$142,615	$1,057,183	$129,944
____________

(1)	Other includes whole account, credit, surety, structured indemnity and other lines.

6)	Goodwill and Other Intangible Assets
We have recorded goodwill in connection with various acquisitions in prior years. Goodwill represents the excess of the purchase price over the fair value of net assets acquired. We test goodwill for potential impairment annually as of June 30 and between annual tests if an event occurs or circumstances change that may indicate that potential exists for the fair value of a reporting unit to be reduced to a level below its carrying amount. We test for impairment at the reporting unit level in accordance with the authoritative guidance on intangibles and goodwill. For the reinsurance segment, in which all of our current goodwill resides, a reporting unit is one level below the business segment, while for insurance, the segment traditionally was also the reporting unit. The first step is to identify potential impairment by comparing the estimated fair value of a reporting unit to the estimated book value, including goodwill. The fair value of each reporting unit is derived based upon valuation techniques and assumptions we believe market participants would use to value the business and this is then compared to the book value of the business. We derive the net book value of our reporting units by estimating the amount of shareholders’ equity required to support the activities of each reporting unit. The estimated fair values of the reporting units are generally determined utilizing methodologies that incorporate price-to-net-tangible-book and price-to-earnings multiples of certain comparable companies, from an operational and economic standpoint. If such estimated fair value, combined with an estimate of an appropriate control premium, indicates a “close call” or potential impairment, further analysis using discounted cash flows is performed and the results of the various valuation methodologies are weighted to arrive at the estimated fair value for each reporting unit. A control premium represents the value an investor would pay above minority interest transaction prices in order to obtain a controlling interest in the respective company. If the estimated fair value exceeds the book value, goodwill at the reporting unit level is not deemed to be impaired. If the book value exceeds the estimated fair value, the second step of the process is performed to measure the amount of impairment.
We had goodwill of $396.2 million at December 31, 2013, all relating to the Reinsurance segment. The estimated fair values of the reporting units carrying goodwill exceeded their estimated net book values at December 31, 2013 and therefore no impairments were recorded during 2013. We completed an interim impairment test during the fourth quarter of 2011 that resulted in a non-cash goodwill impairment charge of $429.0 million representing the full amount of goodwill relating to the insurance segment. The impairment was determined using the methodologies described above, which included discounted cash flow analyses and comparison with similar companies using their publicly traded price multiples as the basis for valuation. Continued low valuations in the insurance industry as a whole combined with several years of poor underwriting performance in the segment impacted the technical valuations resulting in the impairment; however, management continues to see significant value in our global insurance platform.
For further detailed information, see Item 8, Note 8, “Goodwill and Other Intangible Assets,” to the Consolidated Financial Statements included herein.
Segments
We are organized into two operating segments: Insurance and Reinsurance. Our general investment and financing operations and our run-off life operations are reflected in Corporate and Other.
On May 30, 2014, we completed the sale of 100% of the common shares of our wholly owned subsidiary XL Life Reinsurance (SAC) Ltd (“XLLR”) to GreyCastle Holdings Ltd. As a result of the transaction, XLLR reinsures the majority of our life reinsurance business via 100% quota share reinsurance. This transaction covers a substantial portion of our life reinsurance reserves. Due to our conclusion that we no longer consider the run-off life operations, sometimes referred to herein as the "Life Operations," to be a separate operating segment as a result of this transaction, we determined to recast Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to reflect our revised segments.
We evaluate the performance of both the Insurance and Reinsurance segments based on underwriting profit. Other items of revenue and expenditure are not evaluated at the segment level. In addition, we do not allocate investment assets used to support our property and casualty (“P&C”) operations to the individual segments, except as noted below. Investment assets related to certain structured products included in the Insurance and Reinsurance segments are held in separately identified portfolios and, as such, net investment income from these assets is included in the contribution from the applicable segment. Investment assets related to our run-off life operations are held in separately identifiable portfolios and, as such, net investment income from these assets is included in Corporate and Other. See Item 8, Note 4, “Segment Information,” to the Consolidated Financial Statements included herein, for a reconciliation of segment data to our consolidated financial statements.
Income Statement Analysis

Insurance
As outlined in Item 1, “Business,” our Insurance operations provide commercial property, casualty and specialty insurance products on a global basis. Products generally provide tailored coverages for complex corporate risks and include the following lines of business: property, casualty, professional liability, environmental liability, aviation and satellite, marine and offshore energy, equine, fine art and specie, surplus lines, political risk and trade credit, crisis management, surety and other insurance coverages, including those mentioned above, through our programs, middle market and construction businesses. We focus on those lines of business within our Insurance operations that we believe provide the best return on capital over time. These lines of business are divided into the following business groups: International Property and Casualty (“IPC”), North America Property and Casualty (“NAPC”), Global Professional Lines (“Professional”) and Global Specialty Lines (“Specialty”).
The following table summarizes the underwriting profit (loss) for the Insurance segment:

(U.S. dollars in thousands)	2013	2012	2011	Percentage change
				2013 to 2012	2012 to 2011
Gross premiums written	$5,523,181	$5,166,973	$4,824,665	6.9%	7.1%
Net premiums written	4,154,093	4,072,511	3,707,664	2.0%	9.8%
Net premiums earned	4,267,677	3,924,636	3,663,727	8.7%	7.1%
Net losses and loss expenses	(2,829,999)	(2,691,056)	(2,951,413)	5.2%	(8.8)%
Acquisition costs	(529,270)	(504,227)	(461,965)	5.0%	9.1%
Operating expenses	(782,677)	(754,308)	(683,814)	3.8%	10.3%
Underwriting profit (loss)	$125,731	$(24,955)	$(433,465)	N/M	N/M
Net results – structured products	15,562	20,978	10,976	(25.8)%	91.1%
Net fee income and other (expense)	(9,317)	850	(16,370)	N/M	N/M
____________

*	N/M - Not Meaningful
Gross Premiums Written
The following table summarizes our gross premiums written by business group for the Insurance segment:

(U.S. dollars in thousands)	2013	2012	2011	Percentage change
				2013 to 2012	2012 to 2011
IPC	$1,376,246	$1,294,817	$1,242,581	6.3%	4.2%
NAPC	1,774,596	1,520,050	1,332,962	16.7%	14.0%
Professional	1,465,689	1,460,018	1,377,560	0.4%	6.0%
Specialty	906,650	892,088	871,562	1.6%	2.4%
Total	$5,523,181	$5,166,973	$4,824,665	6.9%	7.1%
2013 vs. 2012: Gross premiums written increased by 6.9%. The following is a summary of the premium movements by business group:

▪
IPC - increase of 6.3% driven mainly by higher renewed premiums across most businesses and strong pricing, most notably in primary casualty and middle markets, as well as growth in new business in property, partially offset by lower levels of new business in primary casualty and middle markets.

▪
NAPC - increase of 16.7% largely driven by strong new business in construction, primary casualty and environmental as well as higher renewed premiums in property, primary and excess casualty, surplus lines and construction.

▪
Professional - increase of 0.4% driven primarily by increases in new business and renewed select business (which offers professional liability to small and mid-size niche professional groups in the United States) primarily in the technology errors and omissions and programs lines of businesses; new business in Bermuda and strong pricing in the U.S., partially offset by international due to the non-renewal of a large program focused on legal professionals and lower new business.

▪
Specialty - increase of 1.6% due to new business in marine, and our crisis management and political risk business initatives, improved renewed premiums in our fine art and specie and marine businesses, partially offset by lower renewed premiums and lower new business in aerospace.

Foreign exchange rate movements did not significantly impact our gross premiums written.
2012 vs. 2011: Gross premiums written increased by 7.1%. The following is a summary of the premium movements by business group:

▪
IPC - increase of 4.2% mainly due to improved retention levels and positive amendments to prior year premium estimates in primary casualty and middle market lines, partially offset by lower retention and lower new business in property as a result of underwriting actions for business that did not meet our return requirements and the unfavorable impact of foreign exchange rates in all lines.

▪
NAPC - increase of 14.0% largely driven by new business growth across most lines including surplus lines, construction and primary casualty, improved retention for property, construction, and primary casualty, and improved pricing in all lines over the prior year, partially offset by lower multi-year transactions in excess casualty.

▪
Professional - increase of 6.0% largely driven by improved pricing and retention as well as new business in the U.S. professional business, and favorable retention in the select and international businesses, partially offset by lower new business in international.

▪
Specialty - increase of 2.4% due to the new political risk business and new business and favorable amendments to prior year premium estimates in marine, partially offset by lower retention levels and adverse amendments to prior year premium estimates in aerospace.

Foreign exchange rate movements also impacted our gross premiums written. When evaluated in local currency, our gross written premiums increased by 8.8%, compared to the 7.1% shown above.
Net Premiums Written
2013 vs. 2012: The increase of 2.0% resulted from the gross premium written increases outlined above partially offset by an increase in ceded premiums written. The increase in ceded premiums written primarily relates to:

▪
A modification in the reinsurance structure to one that employs proportional reinsurance in the Professional business group as well as higher utilization of this proportional reinsurance in our U.S. and select businesses in order to take advantage of favorable market terms;

▪	An increase in global property writings that involve cessions to co-insurers and/or the captive insurance operations of our insureds;

▪	Higher reinsurer participation on certain casualty treaties; and

▪	An increase in certain proportional reinsurance treaties cessions from higher NAPC construction writings.
This increase was also partially offset by the favorable impact of higher marine and Sandy reinstatement premiums as well as the effect of reinsurance coverage on certain NAPC discontinued lines in the prior year.
2012 vs. 2011: The increase of 9.8% resulted from the gross premium written increases outlined above together with a decrease in ceded premiums written. The decrease in ceded premiums written primarily relates to:

▪
Decreased utilization of facultative reinsurance, primarily in IPC property, following the cancelation of a large general property program in 2011 and lower gross premiums written as a result of underwriting actions for business that did not meet our return requirements;

▪	Changes in the structure and reinsurer participation of certain NAPC casualty and professional reinsurance treaties;

▪	Lower cessions as a result of a lower level of premiums subject to the Professional treaty; and

▪	Favorable impact of foreign exchange rates.
Partially offsetting these were increases in ceded premium as a result of:

▪	Changes in the structure, protection layers and costs of certain property and IPC casualty reinsurance treaties;

▪	A new reinsurance cover in NAPC programs; and

▪	Additional reinstatement premiums in 2012 as a result of marine and Sandy losses.

Net Premiums Earned
2013 vs. 2012: The increase of 8.7% is a reflection of the overall growth in net premiums written across all business groups in recent quarters and is mainly attributable to the earn through of strong 2013 and 2012 production in most NAPC businesses, IPC primary casualty and middle market lines and U.S. and select professional business, as well as the impact of lower reinstatement premiums than in the prior year period for marine and Sandy losses, partially offset by lower earned premiums in aerospace and international professional.
2012 vs. 2011: The increase of 7.1% primarily resulted from higher net premiums written earned in NAPC, Professional and Specialty and favorable amendments to certain prior year premium estimates, partially offset by lower production in IPC property as a result of underwriting actions for business that did not meet our return requirements and from ceded reinstatement premiums for marine and Sandy losses.
Net Losses and Loss Expenses
Combined Ratio
The following table presents the ratios for the Insurance segment:

	2013	2012	2011	Percentage Point Change
				2013 to 2012	2012 to 2011
Loss and loss expense ratio	66.3%	68.6%	80.6%	(2.3)	(12.0)
Acquisition expense ratio	12.4%	12.8%	12.6%	(0.4)	0.2
Operating expense ratio	18.4%	19.2%	18.6%	(0.8)	0.6
Underwriting expense ratio	30.8%	32.0%	31.2%	(1.2)	0.8
Combined ratio	97.1%	100.6%	111.8%	(3.5)	(11.2)
The loss and loss expense ratio includes net losses incurred for both the reported year and any favorable or adverse prior year development of loss and loss expense reserves held at the beginning of the year. The following table summarizes these components of the loss ratio for the Insurance segment for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011	Percentage Point Change
				2013 to 2012	2012 to 2011
Loss and loss expense ratio	66.3%	68.6%	80.6%	(2.3)	(12.0)
Prior year reserve development	2.4%	3.5%	2.0%	(1.1)	1.5
Loss ratio excluding prior year development	68.7%	72.1%	82.6%	(3.4)	(10.5)
Loss Ratio – excluding prior year development
2013 vs. 2012: The 3.4 percentage point decrease in the loss ratio excluding prior year development was predominantly due to lower levels of catastrophe losses occurring in 2013. Losses net of reinsurance recoveries and reinstatement premiums related to natural catastrophe events were $104.0 million lower than in the same period in 2012 mainly due to losses from Sandy in 2012. Excluding favorable prior year development, net natural catastrophe losses and related reinstatement premiums in both periods, the loss ratio for the year ended December 31, 2013 compared to the same period of 2012 decreased by 0.7% percentage points to 65.9% due to the impact of underwriting actions taken in the prior years on the current year loss ratio and favorable business mix, partially offset by a higher level of large non-natural catastrophe property losses in 2013 as compared to 2012.
2012 vs. 2011: The 10.5 percentage point decrease in the loss ratio excluding prior year development was predominantly due to lower levels of catastrophe losses occurring in 2012. Losses net of reinsurance recoveries and reinstatement premiums related to natural catastrophe events were $132.1 million lower than in the same period of 2011. Excluding prior year development, net natural catastrophe losses and related reinstatement premiums in both periods, the loss ratio decreased by 6.4 points to 66.6%, due to large loss activity in the IPC and NAPC energy and property units in 2011, as well as business mix changes and underwriting improvements.
For further details on large loss activity including losses from natural catastrophes for the years ended December 31, 2013, 2012 and 2011, see "Significant Items Affecting the Results of Operations - 1) The Impact of Significant Large Loss Events " above.

Prior Year Development
The following table summarizes the net (favorable) adverse prior year development by business group relating to the Insurance segment for the years ended December 31, 2013, 2012 and 2011:

(U.S. dollars in millions)	2013	2012	2011
Property	$(46,387)	$(46,735)	$(8,922)
Casualty	(21,983)	(61,133)	34,500
Professional	75,045	(106,360)	(87,520)
Specialty	(140,740)	(61,755)	(71,285)
Other (1)	32,026	135,917	56,711
Total	$(102,039)	$(140,066)	$(76,516)
____________

(1)	Other includes excess and surplus, programs, surety, structured indemnity and certain discontinued lines.
For further information on the net favorable prior year reserve development for the years ended December 31, 2013, 2012 and 2011, see Item 8, Note 10 to the Consolidated Financial Statements, “Losses and Loss Expenses.”
Acquisition Costs and Operating Expenses
Underwriting Expense Ratio
2013 vs. 2012: The decrease of 1.2 percentage points was due to both a decrease in the acquisition expense ratio of 0.4 percentage points combined with a decrease in the operating expense ratio of 0.8 percentage points, as follows:

▪
Acquisition expense ratio - decreased 0.4 percentage points largely from the favorable changes in the reinsurance structure for the professional businesses and NAPC casualty business during 2013 mentioned above, the impact of marine and Sandy reinstatement premiums and adverse ceded earned premium adjustments, primarily in NAPC in 2012, partially offset by lower ceding income in the IPC casualty business and increased commissions or adverse business mix in certain NAPC and Specialty lines in 2013.

▪
Operating expense ratio - decreased 0.8 percentage points due to the leveraging of the growth in net premiums earned for the year ended December 31, 2013 compared to the same period of 2012, partially offset by higher compensation and professional fees compared to 2012.

2012 vs. 2011: The increase of 0.8 percentage points was due to both an increase in the acquisition expense ratio of 0.2 percentage points combined with an increase in the operating expense ratio of 0.6 percentage points, as follows:

▪
Acquisition expense ratio - increased largely from the impact of reinstatement premiums and other adjustments to earned premium, lower ceding income in IPC, NAPC and Professional and a change in the mix of direct business in Professional.

▪	Operating expense ratio - increased mainly due to higher compensation expenses resulting from higher variable compensation costs and certain severance costs in 2012.
Net Results – Structured Products
Net results from structured insurance products includes net investment income of $37.3 million, $35.6 million and $31.6 million and interest expense of $21.8 million, $14.5 million and $20.6 million, respectively, for the years ended December 31, 2013, 2012 and 2011.
2013 vs. 2012:. The decrease in the net results from structured insurance products of 25.8% was from lower interest expense recorded in the year ended December 31, 2012 as a result of an accretion rate adjustment, due to changes in the expected cash flows and payout patterns on certain structured indemnity contracts.
2012 vs. 2011: The increase in the net results from structured insurance products of 91.1% was from lower interest expense recorded in the year ended December 31, 2012 as a result of an accretion rate adjustment, due to changes in the expected cash flows and payout patterns on certain structured indemnity contracts, partially offset by higher net investment income in the year ended December 31, 2011 from a larger invested asset base.
For further information about these structured indemnity contracts that are accounted for as deposit contracts see Item 8, Note 11 to the Consolidated Financial Statements, “Deposit Liabilities.”

Fee Income and Other
2013 vs. 2012: The decrease in net fee income and other was largely due to lower revenues in our risk engineering services business and ancillary fee income in IPC property and primary casualty compared to the prior year.
2012 vs. 2011: The increase was a result of higher income related to our loss prevention consulting services as well as lower expenses in Professional related to the cost of an endorsement facility with National Indemnity Company, which ended in 2011. For further information about this facility, see Item 8, Note 7, “Other Investments,” to the Consolidated Financial Statements included herein.
Reinsurance
As outlined in Item 1, “Business,” the Reinsurance segment provides casualty, property risk, property catastrophe, marine, aviation and other specialty reinsurance on a global basis, with business being written on both a proportional and non-proportional treaty basis and also on a facultative basis. Our reinsurance operations are structured geographically into business groups: Bermuda, North America and International (Europe, Asia Pacific and Latin America). During the second quarter of 2013, the business groups were realigned to include Latin America within the International business group.
The following table summarizes the underwriting profit (loss) for the Reinsurance segment:

(U.S. dollars in thousands)	2013	2012	2011	Percentage change
				2013 to 2012	2012 to 2011
Gross premiums written	$1,893,611	$2,008,157	$2,073,619	(5.7)%	(3.2)%
Net premiums written	1,749,889	1,884,508	1,725,724	(7.1)%	9.2%
Net premiums earned	1,746,422	1,841,342	1,663,385	(5.2)%	10.7%
Net losses and loss expenses	(901,465)	(1,074,426)	(1,126,978)	(16.1)%	(4.7)%
Acquisition costs	(353,388)	(368,172)	(324,128)	(4.0)%	13.6%
Operating expenses	(166,238)	(157,657)	(176,167)	5.4%	(10.5)%
Underwriting profit (loss)	$325,331	$241,087	$36,112	34.9%	N/M
Net results – structured products	8,229	(15,721)	12,053	N/M	N/M
Net fee income and other	2,320	2,492	3,903	(6.9)%	(36.2)%
____________

*	N/M - Not Meaningful
Gross Premiums Written
The following table summarizes our gross premiums written by business group for the Reinsurance segment:

(U.S. dollars in thousands)	2013	2012	2011	Percentage change
				2013 to 2012	2012 to 2011
Bermuda	$556,905	$532,515	$453,714	4.6%	17.4%
North America	513,032	562,383	766,050	(8.8)%	(26.6)%
International	823,506	916,268	858,037	(10.1)%	6.8%
Other (1)	168	(3,009)	(4,182)	N/M	(28.0)%
Total	$1,893,611	$2,008,157	$2,073,619	(5.7)%	(3.2)%
____________

(1)	Other relates to discontinued structured indemnity.

*	N/M - Not Meaningful
2013 vs. 2012: Gross written premiums decreased by 5.7%. The following is a summary of the premium movements by business group:

▪
Bermuda - increase of 4.6%, due to new whole account business, partially offset by higher property catastrophe reinstatement premiums in 2012, driven by Sandy losses, and unfavorable property catastrophe renewals due to lower rates.

▪	North America - decrease of 8.8%, primarily as a result of the non-renewal of a crop quota share program, partially offset by a new agricultural program.

▪
International - decrease of 10.1%, attributable to the non-renewal of certain marine exposures as a result of the re-underwriting of this line to manage aggregate exposures; reduced and non-renewals of new business and certain premium adjustments in casualty; lower renewals in Latin America as a result of re-underwriting activities and competitive market conditions in the region; and higher reinstatement premiums in 2012, driven by marine and Sandy losses.

Foreign exchange rate movements also impacted our gross premiums written. When evaluated in local currency, our gross written premiums decreased by 6.0%, compared to the 5.7% shown above.
2012 vs. 2011: Gross premiums written decreased by 3.2%. The following is a summary of the premium movements by business group:

▪	Bermuda - increase of 17.4%, due to favorable property catastrophe and other property renewals with price, share, line and capacity increases and new business.

▪
North America - decrease of 26.6%, primarily as a result of changes in the structure of an agricultural program that renewed as reinsurance rather than as primary business, as well as a reduction in volume, shares and price for certain renewed property quota share and property excess of loss contracts, partially offset by new business.

▪
International - increase of 6.8%, attributable to casualty lines through significantly higher renewals and new business and increased property catastrophe shares and rates in Continental Europe partially offset by the non-renewal of certain significant property and surety treaties as a result of the re-underwriting of the business within this region.

Foreign exchange rate movements also impacted our gross premiums written. When evaluated in local currency, our gross written premiums decreased by 1.6%, compared to the 3.2% decrease shown above.
Net Premiums Written
2013 vs. 2012: The decrease of 7.1% resulted from the decreases in gross written premium described above in the International and North America business groups and an increase in ceded premiums written, mainly due to a new agricultural program in North America.
2012 vs. 2011: The increase of 9.2% resulted from the increases in the International and Bermuda groups’ gross written premium described above coupled with a reduction in ceded written premiums in the North America business group. The decrease in ceded premiums written was mainly the result of the changes in the structure of a U.S. agricultural program, partially offset by higher prior period ceded reinstatement premiums in the International business group related to the 2011 Thailand flood loss.
Net Premiums Earned
2013 vs. 2012: The decrease of 5.2% is a reflection of the non-renewal of a crop quota share program in North America and the decrease in net premiums written in recent quarters from the International marine and Latin America businesses, as a result of re-underwriting activities and from a reduction in reinstatement premiums in 2013 due to higher marine and property losses in 2012, as a result of Sandy losses.
2012 vs. 2011: The increase of 10.7% is a reflection of the overall growth in net premiums written in recent quarters from the Bermuda and International businesses.

Net Losses and Loss Expenses
Combined Ratio
The following table presents the ratios for the Reinsurance segment:

	2013	2012	2011	Percentage Point Change
				2013 to 2012	2012 to 2011
Loss and loss expense ratio	51.6%	58.4%	67.8%	(6.8)	(9.4)
Acquisition expense ratio	20.2%	20.0%	19.5%	0.2	0.5
Operating expense ratio	9.6%	8.5%	10.5%	1.1	(2.0)
Underwriting expense ratio	29.8%	28.5%	30.0%	1.3	(1.5)
Combined ratio	81.4%	86.9%	97.8%	(5.5)	(10.9)
The loss and loss expense ratio includes net losses incurred for both the reported year and any favorable or adverse prior year development of loss and loss expense reserves held at the beginning of the year. The following table summarizes these components of the loss ratio for the Reinsurance segment for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011	Percentage Point Change
				2013 to 2012	2012 to 2011
Loss and loss expense ratio	51.6%	58.4%	67.8%	(6.8)	(9.4)
Prior year reserve development	10.8%	9.5%	12.5%	1.3	(3.0)
Loss ratio excluding prior year development	62.4%	67.9%	80.3%	(5.5)	(12.4)
Loss Ratio – excluding prior year development
2013 vs. 2012: The 5.5 percentage point decrease in the loss ratio excluding prior year development was predominantly due to lower levels of catastrophe losses occurring in 2013. Losses net of reinsurance recoveries and reinstatement premiums related to natural catastrophe events were $43.0 million lower than in the same period in 2012 mainly due to losses from Sandy in 2012. Excluding favorable prior year development, net natural catastrophe losses and related reinstatement premiums in both periods, the loss ratio for the year ended December 31, 2013 compared to the same period of 2012 decreased by 3.6 percentage points to 50.5%. This reduction is mainly due to lower levels of large non-natural catastrophe losses in 2013 in comparison to a large marine loss in the International business group and adverse crop experience related to the drought conditions in the U.S. in 2012.
2012 vs. 2011: The 12.4 percentage point decrease in the loss ratio excluding prior year development was predominantly due to lower levels of catastrophe losses occurring in 2012. Losses net of reinsurance recoveries and reinstatement premiums related to natural catastrophe events were $164.7 million lower in 2012 as compared to 2011. Excluding prior year development, net catastrophe losses and related reinstatement premiums in both years, the loss ratio decreased by 1.0 points to 54.1%, due mainly to business mix changes.
For further details on large loss activity including losses from natural catastrophes, see "Significant Items Affecting the Results of Operations - 1) The Impact of Significant Large Loss Events" above.
Prior Year Development
The following table summarizes the net (favorable) adverse prior year development by line of business relating to the reinsurance segment for the years ended December 31, 2013, 2012 and 2011:

(U.S. dollars in thousands)	2013	2012	2011
Property and other short-tail lines	$(136,912)	$(107,613)	$(64,267)
Casualty and other	(50,938)	(68,215)	(144,084)
Total	$(187,850)	$(175,828)	$(208,351)
For further information on the net favorable prior year reserve development for the years ended December 31, 2013, 2012 and 2011, see Item 8, Note 10 to the Consolidated Financial Statements, “Losses and Loss Expenses.”

Acquisition Costs and Operating Expenses
Underwriting Expense Ratio
2013 vs. 2012: The increase of 1.3 percentage points was due to an increase in the operating expense ratio of 1.1 percentage points coupled with a marginal increase in the acquisition expense ratio of 0.2 percentage points, as follows:

▪
Operating expense ratio - increased mainly due to higher compensation costs while net premiums earned decreased compared to 2012, and higher professional fees from the establishment of new business initiatives.

▪	Acquisition expense ratio - increased largely from an increase in profit based commissions on prior underwriting years in Bermuda on property treaty lines in the year ended December 31, 2013.
2012 vs. 2011: The decrease of 1.5 percentage points was due to a reduction in the operating expense ratio of 2.0 points partially offset by an increase in the acquisition expense ratio of 0.5 points, as follows:

▪	Operating expense ratio - decreased with reduced compensation costs due to decreased headcount and lower professional fees, while net earned premiums increased compared to 2011.

▪
Acquisition expense ratio - the acquisition expense ratio was largely in line with 2011, with a slight increase from Latin America due to a favorable movement on sliding scale commissions in the prior year.

Net Results – Structured Products
Net results from structured reinsurance products includes net investment income of $34.6 million, $36.1 million and $43.0 million and interest expense of $26.2 million, $51.8 million and $30.9 million, respectively, for the years ended December 31, 2013, 2012 and 2011.
2013 vs. 2012: The increase in the net results from structured reinsurance products was predominantly attributable to the larger interest expense incurred in the year ended December 31, 2012 as a result of an accretion rate adjustment, due to changes in the expected cash flows and payout patterns on one of the larger structured indemnity contracts.
2012 vs. 2011: The decrease in the net results from structured products relates to a higher interest expense recorded in the second quarter of 2012, due to an accretion rate adjustment from changes in expected cash flows and payout patterns on one of the larger structured indemnity contracts combined with lower net investment income reflecting lower investment yields and the run-off nature of this line of business.
For further information about these structured indemnity contracts that are accounted for as deposit contracts see Item 8, Note 11 to the Consolidated Financial Statements,“Deposit Liabilities.”
Corporate and Other (Including Run-Off Life Operations)
The following table summarizes the contribution from the run-off life operations, which has been in run-off since 2009:

(U.S. dollars in thousands)	2013	2012	2011	Percentage change
				2013 to 2012	2012 to 2011
Gross premiums written	$324,343	$355,753	$394,555	(8.8)%	(9.8)%
Net premiums written	295,422	324,432	362,362	(8.9)%	(10.5)%
Net premiums earned	295,422	324,459	363,018	(8.9)%	(10.6)%
Claims and policy benefits	(465,702)	(486,195)	(535,074)	(4.2)%	(9.1)%
Acquisition costs	(26,665)	(41,093)	(40,318)	(35.1)%	1.9%
Operating expenses	(8,926)	(9,335)	(9,311)	(4.4)%	0.3%
Net investment income	286,645	299,443	318,061	(4.3)%	(5.9)%
Net fee income and other	1,305	426	219	N/M	94.5%
Realized gains (losses) on investments	1,985	(21,003)	(89,999)	(109.5)%	(76.7)%
Contribution from run-off life operations	$84,064	$66,702	$6,596	26.0%	N/M
____________

*	N/M - Not Meaningful

Gross Premiums Written
The following table is an analysis of the run-off life operations’ gross premiums written, net premiums written and net premiums earned:

(U.S. dollars in thousands)	2013			2012			2011
	Gross Premiums Written	Net Premiums Written	Net Premiums Earned	Gross Premiums Written	Net Premiums Written	Net Premiums Earned	Gross Premiums Written	Net Premiums Written	Net Premiums Earned
Annuity	$150,008	$122,715	$122,715	$155,256	$126,912	$126,912	$161,800	$132,232	$132,232
Other Life	174,335	172,707	172,707	200,497	197,520	197,547	232,755	230,130	230,786
Total	$324,343	$295,422	$295,422	$355,753	$324,432	$324,459	$394,555	$362,362	$363,018
2013 vs. 2012: The 8.8% decrease was driven by the Other Life lines of business, primarily due to lapse notifications on U.S. term life business. Other factors were decreases in line with the run-off expectations and the impact of unfavorable foreign exchange movements.
2012 vs. 2011: The 9.8% decrease was driven predominantly by the Other Life business and was in line with the run-off expectations, as well as being impacted by unfavorable foreign exchange movements. Gross premiums written relating to annuity business and ceded premiums written also decreased due to foreign exchange movements.
Net Premiums Written and Net Premiums Earned
2013 vs. 2012: The 8.9% decrease in both net premiums written and net premiums earned was consistent with the movements in total gross premiums written already noted.
2012 vs. 2011: The 10.5% decrease in net premiums written and the 10.6% decrease in net earned premiums were consistent with the movements in total gross premiums written and the reduction in ceded written premiums already noted.
Claims and Policy Benefits
2013 vs. 2012: The 4.2% decrease was largely due to the run-off nature of the life operations business, combined with unfavorable foreign exchange impacts during 2013.
2012 vs. 2011: The 9.1% decrease was due to the run-off nature of the life operations business, combined with favorable foreign exchange impacts during 2012.
Acquisition Costs
2013 vs. 2012: The 35.1% decrease was caused by lower actual profit commission costs within the short term life, accident and health business due to the run-off nature of the business, lapses on U.S. term life business, and foreign exchange impacts.
2012 vs. 2011: The 1.9% increase was largely due to a revision to profit commission estimates on the short-term life, accident and health business more than offsetting lower acquisition costs on the term and critical illness business.
Operating Expenses
2013 vs. 2012: The 4.4% decrease in operating expenses was due to the non-recurrence of certain one-off fees.
2012 vs. 2011: Operating expenses were largely flat year on year; however, higher compensation expenses resulting from higher variable compensation costs in 2012 were offset by a reduction in information technology expenses.
Net Investment Income – Run-Off Life Operations
Net investment income is included in the calculation of contribution from run-off life operations, as it relates to income earned on portfolios of separately identified and managed life investment assets and other allocated assets.
2013 vs. 2012: The 4.3% decrease was due to lower investment yields and a lower invested asset base, reflecting the run-off nature of the life operations business.
2012 vs. 2011: The 5.9% decrease was due to unfavorable foreign exchange movements, lower investment yields and a lower invested asset base, reflecting the run-off nature of the life operations business.

Investment Performance
We manage our fixed income portfolio in accordance with investment guidelines approved by the RFC. The following is a summary of the investment portfolio returns, which are calculated by dividing the sum of gross investment income or net income from investment affiliates, realized gains (losses) and unrealized gains (losses) by the average market value of each portfolio, for the years ended December 31, 2013 and 2012 of the fixed income portfolio and non-fixed income portfolios:

	2013	2012
Total Return on Investments (1)
P&C portfolio	1.0%	5.5%
Run-off life operations portfolio	(0.6)%	11.5%

Other Portfolios (2)
Alternative portfolio (3)	12.2%	5.6%
Equity portfolio	21.7%	15.5%
____________

(1)
The performance of investment portfolios is measured on a local currency basis. For aggregate performance calculation, respective local currency balances are translated to U.S. dollars at quarter end rates to calculate composite portfolio results.

(2)	Performance on Other Portfolios is included in the Total Return on Investments.

(3)	Performance on the alternative portfolio reflects the year ended November 30, 2013 and 2012, respectively for both equity and non-equity alternative funds.
Investment Activities
The following table illustrates the net investment income from P&C operations, net income from investment fund affiliates, net realized (losses) gains on investments and net realized and unrealized gains (losses) on investment and other derivative instruments for the years ended December 31, 2013, 2012 and 2011:

(U.S. dollars in thousands)	2013	2012	2011	Percentage change
				2013 to 2012	2012 to 2011
Net investment income – P&C operations (1)	$671,071	$712,905	$819,708	(5.9)%	(13.0)%
Net income (loss) from investment fund affiliates (2)	$138,391	$58,504	$26,253	136.5%	122.8%
Net realized gains (losses) on investments	$85,792	$14,098	$(188,359)	N/M	N/M
Net realized and unrealized gains (losses) on investment and other derivative instruments (3)	$7,798	$5,221	$(10,738)	49.4%	N/M
____________

(1)	Net investment income relating to P&C operations includes the net investment income related to the net results from structured products.

(2)
We generally record the income related to alternative fund affiliates on a one-month lag and the private investment fund affiliates on a three-month lag based upon the availability of the information provided by the investees.

(3)	For a summary of realized and unrealized gains and losses on all derivative instruments, see Item 8, Note 14, “Derivative Instruments,” to the Consolidated Financial Statements included herein.

*	N/M - Not Meaningful
Net Investment Income – P&C Operations
2013 vs. 2012: The decrease of 5.9% was primarily due to a reduction in investment yields as a result of lower reinvestment rates. We estimate that approximately $3.2 billion of P&C assets with an average gross book yield of 2.8% will mature and pay down over the next 12 months. This compares to our average new money rate on our P&C portfolio in the three months ended December 31, 2013 of 2.0%. We expect net investment income to remain under pressure but the increases in government bond yields that we saw in the second half of 2013 if sustained throughout 2014 will help to offset the impact of maturities and pay downs.
2012 vs. 2011: The decrease of 13.0% was primarily due to decreasing portfolio yields and cash outflows from the investment portfolio. Overall, portfolio yields have decreased due to declining interest rates across our major jurisdictions.

Net Income (Loss) from Investment Fund Affiliates
Net income from investment fund affiliates includes earnings from our investments in closed-end investment funds and partnerships and similar vehicles that are accounted for under the equity method.
2013 vs. 2012: The increase was attributable to significantly better performance from both alternative fund affiliates and private fund affiliates. Prior year results were more muted, due in part to more conservative risk taking by our managers and market volatility in May 2012. Current year results have been driven by very strong manager performance and generally supportive markets.
2012 vs. 2011: The increase was attributable to better performance from both alternative fund affiliates and private fund affiliates. Capital markets were moderately more supportive of our fund affiliates’ investment strategies in 2012 vs. 2011, and our alternative fund affiliate managers in particular navigated market volatility better in 2012 compared to the prior year.
Net Realized Gains and Losses on Investments and Other-than-Temporary Declines in the Value of Investments
Net Realized Gains and Losses on Investments
For the year ended December 31, 2013, net realized gains on investments of $87.8 million included the following:

▪	Net realized gains of $104.1 million resulted primarily from redemptions of non-equity alternative investments and sales of non-Agency RMBS, equity and non-U.S. Sovereign Government securities.

▪	Realized losses of approximately $16.3 million related to the write-down of certain of our AFS investments. The main components of the net impairment charges were:

▪
$7.7 million for structured securities, principally non-Agency RMBS, where we determined that the likely recovery on these securities was below the carrying value and, accordingly, recorded an impairment of the securities to the discounted value of the cash flows expected to be received on these securities.

▪
$4.3 million related to medium term notes backed primarily by European investment grade credit. On certain notes, management concluded that expected future returns on the underlying assets were not sufficient to support the previously reported amortized cost.

▪	$4.3 million related to foreign exchange losses.
For the year ended December 31, 2012, net realized gains on investments of $14.1 million included the following:

▪	Net realized gains of $94.8 million resulted from sales transactions primarily from a repositioning of the Agency RMBS portfolio and sales of equity and non-U.S. Sovereign Government securities.

▪	Realized losses of approximately $80.7 million related to the write-down of certain of the Company’s AFS investments. The significant components of the net impairment charges were:

▪
$48.7 million for structured securities, principally non-Agency RMBS, where we determined that the likely recovery on these securities was below the carrying value and, accordingly, recorded an impairment of the securities to the discounted value of the cash flows expected to be received on these securities.

▪
$19.1 million related to medium term notes backed primarily by European investment grade credit. On certain notes, management concluded that expected future returns on the underlying assets were not sufficient to support the previously reported amortized cost. We also adjusted the estimated remaining holding period of certain notes resulting in a shorter reinvestment spectrum.

▪	$5.3 million related to foreign exchange losses primarily arising on Swiss franc and U.K. sterling denominated securities held in U.S. dollar portfolios.

▪	$3.7 million related to certain equities as the holdings were in a loss position for more than 11 months.
Net Realized and Unrealized Gains and Losses on Derivative Instruments
Net realized and unrealized gains on derivatives of $7.8 million in the year ended December 31, 2013 resulted from our investment strategy to manage interest rate risk, foreign exchange risk and credit risk, and to replicate permitted investments. For a further discussion, see Item 8, Note 14, “Derivative Instruments,” to the Consolidated Financial Statements included herein.

Other Revenues and Expenses
The following table sets forth our other revenues and expenses for the years ended December 31, 2013, 2012 and 2011:

(U.S. dollars in thousands)	2013	2012	2011	Percentage Change
				2013 to 2012	2012 to 2011
Net income (loss) from operating affiliates (1)	$119,804	$53,887	$76,786	122.3%	(29.8)%
Foreign exchange (gains) losses	$(28,243)	$10,545	$(40,640)	N/M	N/M
Corporate operating expenses	$209,454	$204,502	$160,596	2.4%	27.3%
Interest expense (2)	$107,486	$105,925	$154,084	1.5%	(31.3)%
Impairment of goodwill	$—	$—	$429,020	—%	(100.0)%
Income tax expense	$77,505	$34,028	$59,707	127.8%	(43.0)%
____________

(1)	We generally record the income related to certain operating affiliates on a three-month lag based upon the availability of the information provided by the investees.

(2)	Interest expense includes costs related to our debt and collateral facilities and does not include deposit liability accretion, which is included in Net investment results - structured products.

*	N/M - Not Meaningful
Net Income (Loss) from Operating Affiliates
The following table sets forth the net income (loss) from operating affiliates for the years ended December 31, 2013, 2012 and 2011:

(U.S. dollars in thousands)	2013	2012	2011	Percentage Change
				2013 to 2012	2012 to 2011
Net income (loss) from financial operating affiliates	$—	$—	$(1,018)	—%	(100.0)%
Net income (loss) from investment manager affiliates	78,644	28,776	56,913	173.3%	(49.4)%
Net income (loss) from strategic operating affiliates	41,160	25,111	20,891	63.9%	20.2%
Total	$119,804	$53,887	$76,786	122.3%	(29.8)%
Net Income (Loss) from Financial Operating Affiliates
The financial operating affiliate loss in 2011 is wholly attributable to a write down in the value of one investment following a restructuring.
Net Income from Investment Manager Affiliates
2013 vs. 2012: The increase reflects strong investment performance for several investment manager affiliates in the final quarter of 2012 and the first three quarters of 2013, leading to strong incentive fees for the managers, which are reported on a one quarter-lag basis in our results. In addition, we sold a portion of our stake in one of our affiliate investment managers at a gain and received a final earn-out consideration payment from the sale of another affiliate investment manager, which are both reflected in the 2013 results.
2012 vs. 2011: 2012 net income from investment manager affiliates was solid, but was significantly lower than 2011 results. The significant decrease in 2012 compared to 2011 results was due to the positive impact of the sale of our ownership stake in Finisterre in 2011 and especially strong performance by the investment manager affiliates (including Finisterre prior to the closing of the sale transaction). There were no sales of any stakes in 2012, and performance was solid but not especially strong during the period.
Net Income from Strategic Operating Affiliates
2013 vs. 2012: The 63.9% increase reflects increased returns from our U.S. homeowners affiliate and income from new strategic operating affiliates in 2013.

2012 vs. 2011: The net income from strategic operating affiliates was generally in line with 2011. The year over year increase of 20.2% was primarily due to losses from an insurance affiliate catastrophe bond fund in 2011.
Foreign Exchange Gains/Losses
The foreign exchange gains of $28.2 million in the year ended December 31, 2013 were a result of an overall strengthening of the value of the U.S. dollar against the Australian dollar and Japanese Yen, partially offset by a weakening of the U.S. dollar against the U.K. sterling, Euro and the Swiss franc particularly in the last quarter of the year. In the year ended December 31, 2012, foreign exchange losses of $10.5 million were produced as a result of an overall weakening of the value of the U.S. dollar against our major currency exposures, particularly the U.K. sterling, the Euro and the Swiss franc.
Corporate Expenses
2013 vs. 2012: The increase of 2.4% was a result of increased compensation costs as well as an increase in professional fees associated with infrastructure and organizational initiatives.
2012 vs. 2011: The increase of 27.3% was a result of performance-based compensation costs and certain strategic corporate initiatives taking place in 2012.
Interest Expense
Interest expense includes costs related to our debt and collateral facilities and does not include deposit liability accretion, which is included in Net investment results – structured products.
2013 vs. 2012: The increase of 1.5% was a result of the overall increase in our debt following the sale of 2.30% Senior Notes due 2018 and the sale of 5.25% Senior Notes due 2043 during the fourth quarter of 2013. See further discussion under “Other Key Focuses of Management.”
2012 vs. 2011: The decrease of 31.3% was a result of the overall reduction in our debt following the repayment at maturity on January 15, 2012 of $600 million 6.5% XLCFE Notes and the purchase and retirement of the $575 million 8.25% Senior Notes in August 2011, partially offset by the issuance of $400 million 5.75% Senior Notes in September 2011.
For further information about these debt financing transactions see Item 8, Note 13, “Notes Payable and Debt Financing Arrangements,” to the Consolidated Financial Statements included herein.
Impairment of Goodwill
There were no goodwill impairments recorded during 2012 and 2013. In 2011, a non-cash goodwill impairment charge of $429.0 million was recorded representing a write-off of all goodwill associated with the Insurance segment. For further information, see Item 8, Note 8 to the Consolidated Financial Statements, “Goodwill and Other Intangible Assets,” and see further discussion under “Critical Accounting Policies and Estimates.”
Income Tax Expense
2013 vs. 2012: The tax charge of $77.5 million recognized in 2013 was higher than in 2012 due to a combination of higher income in taxable jurisdictions in the year ended December 31, 2013 than in the previous year as well as the recording of a provision relating to uncertain tax positions of $30.0 million during the current year. The tax charges recognized in these periods reflect our expected full year effective tax rate applicable to each of the years, applied to our ordinary income in the respective periods.
2012 vs. 2011: The tax charge of $34.0 million recognized in 2012 was lower than in 2011 mainly as a result of the recognition in 2012 of a tax benefit of $24.5 million arising from the release of valuation allowances held against capital loss carry-forwards that were utilized to offset 2012 realized gains and other discrete tax benefit items in 2012 that totaled $19.8 million. The 2011 tax charge was impacted by a number of items including the adverse global distribution of profits and losses.

Balance Sheet Analysis

Investments
We seek to generate long-term growth in book value growth through the total returns of our investment portfolio. Our investment strategy (see Item 1. "Business - Investments,") is based on our SAA process that strives to balance management’s risk tolerance, investment returns and other variables including liability profile, local regulatory requirements, business needs, collateral management and insurance regulation.
At December 31, 2013 and 2012, total investments, cash and cash equivalents, accrued investment income and net receivable/(payable) for investments sold/(purchased) were approximately $36.6 billion and $36.9 billion, respectively. The following table summarizes the composition of our invested assets at December 31, 2013 and 2012:

(U.S. dollars in thousands)	2013		2012
	Carrying Value (1)	Percent of Total	Carrying Value (1)	Percent of Total
Cash and cash equivalents	$1,800,832	4.9%	$2,618,378	7.1%
Net receivable/ (payable) for investments sold/ (purchased)	$84,603	0.2%	$(86,110)	(0.2)%
Accrued investment income	$346,809	0.9%	$342,778	0.9%
Short-term investments	$456,288	1.2%	$322,703	0.9%
Fixed maturities - AFS:
U.S. Government and Government-Related/Supported (2)	$2,501,851	6.8%	$2,034,617	5.5%
Corporate - Financials (3) (4)	3,481,991	9.5%	3,240,399	8.8%
Corporate - Non Financials (4)	7,643,839	20.9%	7,241,601	19.6%
RMBS – Agency	3,546,122	9.7%	5,255,493	14.3%
RMBS – Non-Agency	398,768	1.1%	647,733	1.8%
CMBS	1,246,795	3.4%	1,077,251	2.9%
CDO	717,313	2.0%	709,816	1.9%
Other asset-backed securities (5)	1,242,104	3.4%	1,470,711	4.0%
U.S. States and political subdivisions of the States	1,845,812	5.0%	1,911,017	5.2%
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported (2)	4,875,541	13.3%	4,258,282	11.6%
Total fixed maturities - AFS	$27,500,136	75.1%	$27,846,920	75.6%
Fixed maturities - held to maturity ("HTM"):
U.S. Government and Government-Related/Supported (2)	$10,993	—%	$10,788	—%
Corporate - Financials (3) (4)	269,547	0.7%	266,565	0.7%
Corporate - Non Financials (4)	1,117,316	3.1%	1,158,755	3.1%
RMBS – Non-Agency	66,987	0.2%	83,205	0.2%
CMBS	144,924	0.4%	12,751	—%
Other asset-backed securities (5)	106,540	0.3%	222,340	0.6%
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported (2)	1,142,388	3.1%	1,060,043	2.9%
Total fixed maturities - HTM	$2,858,695	7.8%	$2,814,447	7.5%
Equity securities (6)	1,040,237	2.8%	649,359	1.8%
Investments in affiliates	1,370,943	3.8%	1,126,875	3.1%
Other investments	1,164,630	3.3%	1,219,879	3.3%
Total investments and cash and cash equivalents	$36,623,173	100.0%	$36,855,229	100.0%
____________

(1)	Carrying values represents the fair value for AFS fixed maturities and amortized cost for HTM securities.

(2)
U.S. Government and Government-Related/Supported and Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported include government-related securities with an amortized cost of $2,241.5 million and $1,912.7 million and carrying value of $2,261.3 million and $1,988.5 million at December 31, 2013 and 2012, respectively, and U.S. Agencies with an amortized cost of $267.0 million and $404.3 million and carrying value of $283.7 million and $446.7 million at December 31, 2013 and 2012, respectively.

(3)
Included in Corporate - Financials are gross unrealized losses of $12.7 million and $23.7 million on Tier One and Upper Tier Two securities of financial institutions (“Hybrids”) with a carrying value of $114.7 million and $190.1 million at December 31, 2013 and 2012, respectively, as well as gross unrealized losses of $9.3 million and $11.8 million on subordinated debt (including lower Tier Two securities) with a carrying value of $86.6 million and $111.5 million at December 31, 2013 and 2012, respectively.

(4)
Included within Corporate are certain floating rate medium term notes supported primarily by pools of European investment grade credit with varying degrees of leverage. The notes have a carrying value of $154.6 million and $194.3 million and an amortized cost of $147.7 million and $194.8 million at December 31, 2013 and 2012, respectively. These securities have been allocated ratings of the underlying pool of securities. These notes allow the investor to participate in cash flows of the underlying bonds including certain residual values, which could serve to either decrease or increase the ultimate values of these notes.

(5)
Covered Bonds within Fixed maturities - AFS with a carrying value of $553.1 million and $647.1 million at December 31, 2013 and 2012, respectively, and Covered Bonds within Fixed maturities - HTM with a carrying value of $8.6 million and $8.6 million at December 31, 2013 and 2012, respectively, are included within Other asset-backed securities to align our classification to market indices.

(6)	Included within Equity securities are investments in fixed income funds with a carrying value of $87.4 million and $101.9 million at December 31, 2013 and 2012, respectively.
We review our corporate debt investments on a regular basis to consider their concentration, credit quality and compliance with established guidelines. At December 31, 2013 and 2012, the average credit quality of our total fixed income portfolio (consisting of corporate debt and U.S. Agency debt and related mortgage-backed securities having and including fixed maturities, short-term investments, cash and cash equivalents and net receivable/(payable) for investment sold/(purchased)) was “Aa3/AA-” and "Aa2/AA", respectively. The decline in the average credit quality of our aggregate fixed income investment portfolio during 2013 was primarily due to the downgrade of U.K. and France sovereign debt by Moody's Investors Service. The downgrade reduced our internal rating of securities issued or guaranteed by the United Kingdom and France, which is based on the average credit rating of Standard & Poor's, Moody's Investors Service and Fitch Ratings. Included in the table below are the credit ratings of the fixed income portfolio excluding operating cash at December 31, 2013 and 2012:

Investments by Credit Rating (1)	2013		2012
(U.S. dollars in millions)	Carrying Value	Percent of Total	Carrying Value	Percent of Total
AAA	$12,957	40.6%	$15,631	47.0%
AA	6,738	21.1%	5,954	17.8%
A	7,761	24.3%	7,436	22.3%
BBB	3,654	11.4%	3,317	10.0%
BB and below	792	2.5%	934	2.8%
Not rated	18	0.1%	19	0.1%
Total	$31,920	100.0%	$33,291	100.0%
____________

(1)
The credit rating for each asset reflected above was principally determined based on the weighted average rating of the individual securities from Standard & Poor's, Moody's Investors Service and Fitch Ratings (when available). U.S. Agency debt and related mortgage-backed securities, whether with implicit or explicit government support, reflect the credit quality rating of the U.S. government for the purpose of these calculations.

Gross and Net Unrealized Gains and Losses on Investments
We had gross unrealized losses totaling $437.0 million on 2,286 securities out of a total of 7,930 held at December 31, 2013 in our AFS portfolio and $1.6 million on 4 securities out of a total of 203 held in our HTM portfolio, that we consider to be temporarily impaired. Individual security positions comprising this balance have been evaluated by management, in conjunction with our investment managers, to determine the severity of these impairments and whether they should be considered other-than-temporary.
Gross unrealized losses can be attributed to the following significant drivers:

▪
gross unrealized losses of $131.3 million related to the P&C portfolio of Government and Government-Related holdings. Securities in a gross unrealized loss position had a fair value of $4.0 billion at December 31, 2013.

▪
gross unrealized losses of $84.8 million related to the Corporate holdings within our P&C investments portfolio. Securities in a gross unrealized loss position had a fair value of $2.8 billion at December 31, 2013. Of the gross unrealized losses, $27.9 million relate to financial institutions.

▪
gross unrealized losses of $31.1 million related to the P&C portfolio of Non-Agency RMBS portfolio (which consists of our holdings of sub-prime Non-Agency RMBS, second liens, asset backed securities collateralized debt obligations ("ABS CDOs") with sub-prime collateral, Alt-A and Prime RMBS). Securities in an unrealized loss position had a fair value of $261.9 million at December 31, 2013. The Company has incurred realized losses, consisting of charges for OTTI and realized losses from sales, of approximately $1.4 billion since the beginning of 2007 through December 31,

2013 on these asset classes.

▪
gross unrealized losses of $42.9 million related to the P&C portfolio of Core CDO holdings (defined by us as investments in non-subprime CDOs), which consisted primarily of CLOs. Securities in a gross unrealized loss position had a fair value of $632.9 million at December 31, 2013.

▪
gross unrealized losses of $49.9 million related to our run-off life operations investment portfolio. Securities in a gross unrealized loss position had a fair value of $1.0 billion at December 31, 2013. Of these gross unrealized losses, $9.7 million related to $177.3 million of exposures to corporate financial institutions, including $5.7 million related to Tier One and Upper Tier Two securities.

At December 31, 2013, the run-off life operations investment portfolio had an average interest rate duration of 8.6 years, primarily denominated in U.K. sterling and Euro. As a result of the long duration, significant gross losses have arisen as the fair values of these securities are more sensitive to prevailing government interest rates and credit spreads. This portfolio is generally matched to corresponding long duration liabilities. A hypothetical parallel increase in interest rates and credit spreads of 50 and 25 basis points, respectively, would increase the unrealized losses related to this portfolio at December 31, 2013 by approximately $277.7 million and $106.6 million, respectively, on both the AFS and HTM run-off life operations investment portfolios.
Given the long-term nature of the run-off life operations investments portfolio, the level of credit spreads on financial institutions at December 31, 2013 relative to historical averages within the U.K. and Euro-zone, and our liquidity needs at December 31, 2013, the Company believes that it will continue to hold these assets until such time as they mature, or credit spreads on financial institutions revert to levels more consistent with historical averages.
The following table details the security type and length of time that AFS securities were in a continual gross unrealized loss position at December 31, 2013:

Security Type and Length of Time in a Continual Unrealized Loss Position	December 31, 2013
(U.S. dollars in thousands)	Amount of Unrealized Loss	Fair Value of Securities in an Unrealized Loss Position
Fixed Maturities and Short-Term Investments
Less than 6 months	$(46,571)	$4,614,232
At least 6 months but less than 12 months	(183,538)	4,257,636
At least 12 months but less than 2 years	(55,791)	712,567
2 years and over	(133,666)	1,404,877
Total	$(419,566)	$10,989,312
Equities
Less than 6 months	$(1,800)	$39,170
At least 6 months but less than 12 months	(15,670)	116,283
Total	$(17,470)	$155,453

The following is the maturity profile of the AFS fixed income securities that were in a continual gross unrealized loss position at December 31, 2013:

Maturity profile in years of AFS fixed income securities in a gross unrealized loss position	December 31, 2013
(U.S. dollars in thousands)	Amount of Unrealized Loss	Fair Value of Securities in an Unrealized Loss Position
Less than 1 year remaining	$(18,267)	$568,666
At least 1 year but less than 5 years remaining (1)	(67,155)	3,558,515
At least 5 years but less than 10 years remaining (1)	(109,188)	2,678,324
At least 10 years but less than 20 years remaining (1)	(34,739)	420,859
At least 20 years or more remaining (1)	(29,467)	386,802
RMBS – Agency	(62,077)	1,654,965
RMBS – Non-Agency	(31,126)	255,150
CMBS	(15,773)	540,012
CDO	(42,934)	632,852
Other asset-backed securities	(8,840)	293,167
Total	$(419,566)	$10,989,312
____________

(1)
Tier One and Upper Tier Two securities, representing committed term debt and hybrid instruments senior to the common and preferred equities of the financial institutions, are allocated based on the call date unless such security is not called on such date, in which case it is allocated the final or longest expected maturity. Medium term notes supported primarily by pools of European investment grade credit with varying degrees of leverage are allocated based on contractual maturity.

The following is the maturity profile of the HTM fixed income securities that were in a gross unrealized loss position at December 31, 2013:

Maturity profile in years of HTM fixed income securities in a gross unrealized loss position	December 31, 2013
(U.S. dollars in thousands)	Amount of Unrealized Loss	Fair Value of Securities in an Unrealized Loss Position
Less than 1 year remaining	$(45)	$3,724
At least 1 year but less than 5 years remaining	(63)	2,041
At least 5 years but less than 10 years remaining	(33)	6,287
At least 10 years but less than 20 years remaining	(271)	15,281
At least 20 years or more remaining	(1,198)	31,237
Other asset-backed securities	—	—
Total	$(1,610)	$58,570
Factors considered in determining that additional OTTI charges were not warranted include management’s consideration of current and near term liquidity needs along with other available sources of liquidity, and in certain instances an evaluation of the factors and time necessary for recovery. For further information, see Item 8, Note 5, “Investments,” to the Consolidated Financial Statements included herein.
As noted in Item 8, Note 2, “Significant Accounting Policies,” to the Consolidated Financial Statements included herein, the determination of the amount of OTTI varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. We consider a wide range of factors about the securities and use our best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in our evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. We update our evaluations regularly and reflect additional impairments in net income as determinations are made. Our determination of the amount of the impairment taken on investments is highly subjective and could adversely impact our results of operations. There can be no assurance that we have accurately assessed the level of OTTI taken and reflected in our financial statements. Furthermore, additional impairments may need to be taken in the future. Historical trends may not be indicative of future impairments.

Levels of write down or OTTI are also impacted by our assessment of the intent to sell securities that have declined in value prior to recovery. If, due to changes in circumstances, we determine to reposition or realign portions of the portfolio and we determine not to hold certain securities in an unrealized loss position to recovery, we will incur OTTI charges, which could be significant. In addition, in our assessment of whether securities in a gross unrealized loss position are temporarily impaired, we consider the significance of the impairments.
At December 31, 2013, we had structured securities with gross unrealized losses of $31.2 million on non-Agency RMBS, $42.9 million on Core CDOs and $15.3 million on CMBS holdings. These securities included gross unrealized losses of $12.2 million, which had a fair value of $4.1 million and a cumulative fair value decline of greater than 50% of amortized cost. All of these are mortgage and asset-backed securities. We have evaluated each of these securities in conjunction with our investment manager service providers and believe it is more likely than not that the issuer will be able to fund sufficient principal and interest payments to support the current amortized cost.
Refer to “Significant Items Affecting the Results of Operations” above for further discussion surrounding the impact of credit market movements on our investment portfolio.
European Sovereign Debt Crisis
The global financial crisis led to the deterioration of economies globally, and sovereign governments reacted to the crisis by further increasing public expenditures in order to provide stimulus and security, which has created significant budgetary shortfalls. Several key nations within the E.U. - particularly Greece, Italy, Ireland, Portugal and Spain (the “European Periphery Nations") - have suffered a high level of fiscal distress and economic vulnerability due to uncompetitive economies, over-reliance on external credit sources and imprudent borrowing and other monetary practices. In addition, certain of these countries have historically relied on currency devaluation to address certain of these issues; however, the centralization of monetary policy under the European Central Bank and the common usage of the Euro has eliminated this tool. This has raised doubts within the global financial community as to whether these sovereign nations will remain able to service their own debt obligations both at a national and local level and as to whether the Euro will remain the currency for all of the countries within the Eurozone.
Our potential exposure to this European sovereign debt crisis arises from direct investment in fixed maturity securities issued by national and local governments of the European Periphery Nations, as well as from fixed maturity securities issued by certain financial and non-financial corporate entities operating within the European Periphery Nations, and indirect exposure via financial and non-financial corporate entities with underlying exposure to the European Periphery Nations. We continue to monitor our financial exposure to this crisis, and continually assess the impact of a potential default by any of the European Periphery Nations on their respective debt issuances, including the associated impact on non-sovereign entities in these five nations in the event of such a default, and the potential knock-on effect of such defaults on other issuers.
In reaction to mounting pressure from financial markets, the EU and its members implemented several key initiatives in 2012 that helped alleviate concern over Europe's long term debt sustainability. These included: 1) ongoing measures to reduce deficits and lower debt to sustainable levels; 2) pan-European emergency funding vehicles such as the European Financial Stability Fund (“EFSF”) and later the European Stability Mechanism (“ESM”) to support new bond issuance; 3) the promise of Outright Monetary Transactions from the European Central Bank to support near-term peripheral yields; and 4) implementation of Long Term Repo Operations to provide financial institution liquidity. In 2013, the situation continued to stabilize, based on the cumulative impacts of these initiatives, combined with a number of favorable developments including the stabilization of economic conditions, slowing of austerity measures, progress towards increased central banking regulation and pro-Euro election outcomes in Italy and Spain. Sovereign yields for the European Periphery Nations continue to decline, although certain of these programs continue to remain announced but not yet in full effect. Europe continues to face a challenging economic environment with ongoing cuts to public sector spending, deflationary risk and weak overall economic growth.
We currently have no unfunded investment exposures or commitments to either sovereign or non-sovereign entities within the European Periphery Nations. We do invest in various alternative and private investment funds that from time to time may invest in securities or investments related to the European Periphery Nations. Currently, these are not material exposures.

The following is an analysis of our AFS and HTM fixed maturity investment exposures related to the European Periphery Nations at December 31, 2013 and 2012 and the contractual maturities of these securities. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2013		December 31, 2012
(U.S. dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Fixed maturities - European Periphery Nations - AFS:
Government and government related – National Governments	$33,879	$33,606	$5,350	$4,896
Government and government related – Local Governments	—	—	—	—
Corporate investments – Financial Institutions	754	757	372	374
Corporate investments – Non-Financial Institutions	55,737	59,083	57,032	57,720
Structured Credit	8,369	9,228	7,942	9,618
Total	$98,739	$102,674	$70,696	$72,608
Due less than one year	$7,159	$6,918	$5,392	$5,431
Due after 1 through 5 years	46,306	46,756	16,144	15,744
Due after 5 through 10 years	17,888	18,128	14,924	15,111
Due after 10 years	27,386	30,872	34,236	36,322
Total	$98,739	$102,674	$70,696	$72,608
Fixed maturities - European Periphery Nations - HTM:
Government and government related – National Governments	$12,536	$11,894	$12,237	$10,518
Government and government related – Local Governments	—	—	—	—
Corporate investments – Non-Financial Institutions	61,058	62,732	59,757	60,199
Structured Credit	—	—	—	—
Total	$73,594	$74,626	$71,994	$70,717
Due less than one year	$4,292	$4,296	$—	$—
Due after 1 through 5 years	5,144	5,359	4,285	4,332
Due after 5 through 10 years	7,406	7,655	12,372	12,937
Due after 10 years	56,752	57,316	55,337	53,448
Total	$73,594	$74,626	$71,994	$70,717
The following table details the gross and net unrealized (loss) gain position at December 31, 2013 relating to European Periphery Nations:

	December 31, 2013
(U.S. dollars in thousands)	Greece	Italy	Ireland	Portugal	Spain	TOTAL
Gross Unrealized (Losses) - European Periphery Nations
Government and government related – National Governments	$—	$(965)	$—	$—	$(11)	$(976)
Government and government related – Local Governments	—	—	—	—	—	—
Corporate investments – Financial Institutions	—	—	—	—	—	—
Corporate investments – Non-Financial Institutions	—	(891)	(145)	—	(26)	(1,062)
Structured Credit	—	—	(9)	—	—	(9)
Total gross unrealized gains (losses) relating to European Periphery Nations	$—	$(1,856)	$(154)	$—	$(37)	$(2,047)
Net Unrealized Gains (Losses) - European Periphery Nations
Government and government related – National Governments	$—	$(919)	$—	$—	$3	$(916)
Government and government related – Local Governments	—	—	—	—	—	—
Corporate investments – Financial Institutions	—	—	3	—	—	3
Corporate investments – Non-Financial Institutions	154	1,064	(6)	—	3,808	5,020
Structured Credit	—	—	862	—	—	862
Total net unrealized gains (losses) relating to European Periphery Nations	$154	$145	$859	$—	$3,811	$4,969
In addition to the direct investment portfolio considerations discussed above, as an international (re)insurance company,

European credit exposures may exist for us within unpaid losses and loss expenses recoverable and reinsurance balances receivable. For further details on these balances including the names of our most significant reinsurance counterparties, see Item 8, Note 9, “Reinsurance,” to the Consolidated Financial Statements included herein. Other sources of potential exposure to European credit issues may exist within certain lines of insurance or reinsurance business written (including but not limited to lines such as surety, business interruption, and political risk), or within underlying investments held in securitized financial instruments or in structured transactions in which we have an interest. We consider these potential exposures as part of our ongoing enterprise risk management processes.
Fair Value Measurements of Assets and Liabilities
As described in Item 8, Note 3, “Fair Value Measurements,” to the Consolidated Financial Statements included herein, we have provided required disclosures by level within the fair value hierarchy of the Company’s assets and liabilities that are carried at fair value. As defined in the hierarchy, those assets and liabilities categorized as Level 3 have valuations determined using unobservable inputs. Unobservable inputs may include the entity’s own assumptions about market participant assumptions, applied to a modeled valuation, however, this is not the case with respect to the Company’s Level 3 assets and liabilities. The vast majority of the assets and liabilities classified as Level 3 are made up of those securities for which the values were obtained from brokers where either significant inputs were utilized in determining the values that were difficult to corroborate with observable market data or sufficient information regarding the specific inputs utilized by the broker was not obtained to support a Level 2 classification.
Controls over Valuation of Financial Instruments
We perform regular reviews of the prices received from our third party valuation sources to assess whether the prices represent a reasonable estimate of the fair value. This process is completed by investment and accounting personnel who are independent of those responsible for obtaining the valuations. The approaches we take include, but are not limited to, annual reviews of the controls of the external parties responsible for sourcing valuations that are subjected to automated tolerance checks, quarterly reviews of the valuation sources and dates, comparison of executed sales prices to prior valuations, regular deep dives on a sample of securities across our major asset classes and monthly reconciliations between the valuations provided by our external parties and valuations provided by our third party investment managers at a portfolio level.
In addition, we assess the effectiveness of valuation controls performed by external parties responsible for sourcing appropriate valuations from third parties on our behalf. The approaches taken by these external parties to gain comfort include, but are not limited to, comparing valuations between external sources, completing recurring reviews of third party pricing services' methodologies and reviewing controls of the third party service providers to support the completeness and accuracy of the prices received. Where broker quotes are the primary source of the valuations, sufficient information regarding the specific inputs utilized by the brokers is generally not available to support a Level 2 classification. We obtain the majority of broker quoted values from third party investment managers who perform independent verifications of these valuations using pricing matrices based upon information gathered by market traders. In addition, for the majority of these securities, we compare the broker quotes to independent valuations obtained from third party pricing vendors, which may also consist of broker quotes, to assess if the prices received represent a reasonable estimate of the fair value.
Valuation Methodology of Level 3 Assets and Liabilities
Refer to Item 8, Note 3, “Fair Value Measurements,” of the Consolidated Financial Statements included herein, for a description of the valuation methodology utilized to value Level 3 assets and liabilities, how the valuation methodology is validated as well as further details associated with various assets classified as Level 3. At December 31, 2013, we did not have any liabilities that were carried at fair value based on Level 3 inputs other than derivative instruments in a liability position at December 31, 2013.

Fair Value of Level 3 Assets and Liabilities
At December 31, 2013, the fair value of total assets and liabilities carried at fair value, the fair value of Level 3 assets and liabilities and the percentage of Level 3 assets to our total assets and liabilities that are carried at fair value were as follows:

(U.S. dollars in thousands)	Total Assets and Liabilities Carried at Fair Value at December 31, 2013	Fair Value of Level 3 Assets and Liabilities	Level 3 Assets and Liabilities as a Percentage of Total Assets and Liabilities Carried at Fair Value, by Class
Assets
Fixed maturities, at fair value
U.S. Government and Government Agency-Related/Supported	$2,501,851	$—	—%
Corporate (1)	11,125,830	31,573	0.3%
RMBS – Agency	3,546,122	10,473	0.3%
RMBS – Non-Agency	398,768	9	—%
CMBS	1,246,795	12,533	1.0%
CDO	717,313	710,253	99.0%
Other asset-backed securities (1)	1,242,104	11,877	1.0%
U.S. States and political subdivisions of the States	1,845,812	—	—%
Non-U.S. Sovereign Government, Supranational and Government-Related	4,875,541	—	—%
Total Fixed maturities, at fair value	$27,500,136	$776,718	2.8%
Equity securities, at fair value	1,040,237	—	—%
Short-term investments, at fair value	456,288	2,015	0.4%
Total investments available for sale	$28,996,661	$778,733	2.7%
Cash equivalents (2)	1,061,150	—	—%
Other investments (3)	870,582	113,472	13.0%
Other assets (4)	26,145	—	—%
Total assets carried at fair value	$30,954,538	$892,205	2.9%
Liabilities
Financial instruments sold, but not yet purchased (5)	$28,861	$—	—%
Other liabilities (6)	104,143	29,110	28.0%
Total liabilities carried at fair value	$133,004	$29,110	21.9%
____________

(1)	Covered Bonds with a fair value of $553.1 million are included within Other asset-backed securities.

(2)	Cash equivalents balances subject to fair value measurements include certificates of deposit and money market funds.

(3)
The Other investments balances exclude certain structured transactions including certain investments in project finance transactions and a payment obligation (for further information, see Item 8, Note 7, “Other Investments,” to the Consolidated Financial Statements included herein) that has provided liquidity financing to a structured credit vehicle as a part of a third party medium term note facility. These Other investments are carried at amortized cost, which totaled $294.0 million at December 31, 2013.

(4)	Other assets include derivative instruments, reported on a gross basis.

(5)	Financial instruments sold, but not yet purchased, are included within “Payable for investments purchased” on the balance sheet.

(6)	Other liabilities include derivative instruments, reported on a gross basis.
At December 31, 2013, our Level 3 assets represented approximately 2.9% of assets that are measured at fair value and represented approximately 2% of total assets. Our Level 3 liabilities represented approximately 21.9% of liabilities that are measured at fair value but less than 1% of total liabilities at December 31, 2013.
Changes in the Fair Value of Level 3 Assets and Liabilities
See Item 8, Note 3, “Fair Value Measurements,” to the Consolidated Financial Statements included herein, for an analysis of the changes in the fair value of Level 3 Assets and Liabilities.

Unpaid Losses and Loss Expenses
We establish reserves to provide for estimated claims, the general expenses of administering the claims adjustment process and losses incurred but not reported. These reserves are calculated using actuarial and other reserving techniques to project the estimated ultimate net liability for losses and loss expenses. Our reserving practices and the establishment of any particular reserve reflects our judgment concerning sound financial practice and do not represent any admission of liability with respect to any claims made against us.
Unpaid losses and loss expenses totaled $20.5 billion at both December 31, 2013 and 2012, respectively. The table below represents a reconciliation of our P&C unpaid losses and loss expenses for the year ended December 31, 2013:

(U.S. dollars in thousands)	Gross unpaid losses and loss expenses	Unpaid losses and loss expenses recoverable	Net unpaid losses and loss expenses
Balance at December 31, 2012	$20,484,121	$(3,361,703)	$17,122,418
Losses and loss expenses incurred	4,424,901	(693,437)	3,731,464
Losses and loss expenses paid/recovered	(4,496,802)	668,663	(3,828,139)
Foreign exchange and other	68,845	(28,258)	40,587
Balance at December 31, 2013	$20,481,065	$(3,414,735)	$17,066,330
While we regularly review the adequacy of established reserves for unpaid losses and loss expenses, no assurance can be given that actual claims made and payments related thereto will not be in excess of the amounts reserved. In the future, if such reserves develop adversely, such deficiency would have a negative impact on future results of operations. For further discussion, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates – 1) Unpaid Loss and Loss Expenses and Unpaid Loss and Loss Expenses Recoverable,” and Item 8, Note 10, “Losses and Loss Expenses,” to the Consolidated Financial Statements included herein.
Unpaid Losses and Loss Expenses Recoverable and Reinsurance Balances Receivable
In the normal course of business, we seek to reduce the potential amount of loss arising from claims events by reinsuring certain levels of risk assumed in various areas of exposure with other insurers or reinsurers. While reinsurance agreements are designed to limit our losses from large exposures and permit recovery of a portion of direct unpaid losses, reinsurance does not relieve our ultimate liability to the insureds. Accordingly, the losses and loss expense reserves on the balance sheet represent our total unpaid gross losses. Unpaid losses and loss expense recoverable relates to estimated reinsurance recoveries on the unpaid loss and loss expense reserves.
The table below presents our net paid and unpaid losses and loss expenses recoverable and reinsurance balances receivable as follows:

(U.S. dollars in thousands)	2013	2012
Reinsurance balances receivable	$163,067	$113,023
Reinsurance recoverable on future policy benefits	20,493	20,394
Reinsurance recoverable on unpaid losses and loss expenses	3,456,088	3,415,043
Bad debt reserve on unpaid losses and loss expenses recoverable and reinsurance balances receivable	(85,533)	(107,930)
Net paid and unpaid losses and loss expenses recoverable and reinsurance balances receivable	$3,554,115	$3,440,530
We have credit risk should any of our reinsurers be unable or unwilling to settle amounts due. Of the $3.6 billion total unpaid losses and loss expenses recoverable and reinsurance balances receivable at December 31, 2013, one individual reinsurer accounted for greater than 15% of the total. We are the beneficiary of letters of credit, trust accounts and funds withheld in the aggregate amount of $1.8 billion and $1.7 billion at December 31, 2013 and 2012, respectively, collateralizing reinsurance recoverables with respect to certain reinsurers. The provision for uncollectible reinsurance is required principally due to the failure of reinsurers to indemnify us primarily because of disputes under reinsurance contracts and insolvencies. At December 31, 2013 and 2012, we had a reserve for potential non-recoveries from reinsurers of $85.5 million and $107.9 million, respectively.
At December 31, 2013 and 2012, approximately 91% of the total unpaid loss and loss expense recoverable and reinsurance balances receivable (net of collateral held) outstanding was due from reinsurers with a financial strength rating of “A” or better. The following is an analysis of the total recoverable and reinsurance balances receivable at December 31, 2013, by reinsurers owing 3% or more of such total:

Name of Reinsurer	Reinsurer Financial Strength Rating	% of Total
Munich Reinsurance Company	AA-/Stable	26.9%
Swiss Reinsurance Company	AA-/Stable	10.5%
Lloyd’s Syndicate	A+/Positive	6.1%
Swiss Re Europe S.A.	AA-/Stable	5.0%
Transatlantic Reinsurance Company	A+/Stable	4.7%
The following table sets forth the ratings profile of the reinsurers that support the unpaid loss and loss expense recoverable and reinsurance balances receivable:

Reinsurer Financial Strength Rating	% of Total
AAA	0.8%
AA	53.5%
A	36.7%
BBB	1.7%
BB and below	—%
Captives	5.2%
Not Rated	0.1%
Other	2.0%
Total	100.0%

Liquidity and Capital Resources
Liquidity is a measure of our ability to generate sufficient cash flows to meet the short and long-term cash requirements of our business operations. As a global insurance and reinsurance company, one of our principal responsibilities to clients is to ensure that we have ready access to funds with which to settle large unforeseen claims. We would generally expect that positive cash flow from operations (underwriting activities and investment income) will be sufficient to cover cash outflows under most future loss scenarios. However, there is a possibility that unforeseen demands could be placed on us due to extraordinary events and, as such, our liquidity needs may change. Such events include, among other things: several significant catastrophes occurring in a relatively short period of time resulting in material incurred losses; rating agency downgrades of our core insurance and reinsurance subsidiaries that would require posting of collateral in connection with our letter of credit and revolving credit facilities; return of unearned premiums and/or the settlement of derivative transactions and large scale uncollectible reinsurance recoverables on paid losses (as a result of coverage disputes, reinsurers' credit problems or decreases in the value of collateral supporting reinsurance recoverables). Any one or a combination of such events may cause a liquidity strain for us. In addition, a liquidity strain could also occur in an illiquid market, such as that which was experienced in 2008. Investments that may be used to meet liquidity needs in the event of a liquidity strain may not be liquid due to inactive markets, or may have to be sold at a significant loss as a result of depressed prices. Because each subsidiary focuses on a more limited number of specific product lines than is collectively available from the consolidated group of companies, the mix of business tends to be less diverse at the subsidiary level. As a result, the probability of a liquidity strain, as described above, may be greater for individual subsidiaries than when liquidity is assessed on a consolidated basis. If such a liquidity strain were to occur in a subsidiary, XL-Ireland may be required to contribute capital to the particular subsidiary and/or curtail dividends from the subsidiary to support holding company operations, which may be difficult given that XL-Ireland is a holding company and has limited liquidity.
A downgrade below “A-” of our principal insurance and reinsurance subsidiaries by either S&P or A.M. Best, which is three notches below the current S&P financial strength rating of “A+” (Stable) and two notches below the A.M. Best financial strength rating of “A” (Stable) of these subsidiaries, may trigger cancelation provisions in a significant amount of our assumed reinsurance agreements and may potentially require us to return unearned premiums to cedants. In addition, due to collateral posting requirements under our letter of credit and revolving credit facilities, such a downgrade may require the posting of cash collateral in support of certain “in use” portions of these facilities. Specifically, a downgrade below “A-” by A.M. Best would constitute an event of default under our three largest credit facilities and may trigger such collateral requirements. In certain limited instances, such downgrades may require that we return cash or assets to counterparties or to settle derivative and/or other transactions with the respective counterparties. See Item 1A, “Risk Factors,” included herein.

Holding Company Liquidity
As holding companies, XL-Ireland and XL-Cayman have no operations of their own and their assets consist primarily of investments in subsidiaries. XL-Ireland's principal uses of liquidity are ordinary share-related transactions, including dividend payments to holders of its ordinary shares as well as share buybacks, capital investments in its subsidiaries and certain corporate operating expenses. XL-Cayman's principal uses of liquidity are preference share related transactions, including dividend payments to its preference shareholders as well as preference share buybacks from time to time, interest and principal payments on debt and certain corporate operating expenses.
XL-Ireland's and XL-Cayman's future cash flows largely depend on the availability of dividends or other permissible payments from subsidiaries to make principal and interest payments on debt, to pay operating expenses and ordinary and preferred shareholder dividends, to make capital investments in subsidiaries and to pay other obligations that may arise from time to time. The ability of our subsidiaries to pay dividends to us or return capital from shareholders' equity is limited by applicable laws and regulations of the various jurisdictions in which we operate, certain additional required regulatory approvals and financial covenants contained in our letters of credit and revolving credit facilities. The payment of dividends to the holding companies by our principal operating subsidiaries is regulated under the laws of various countries, including Bermuda, the U.K., Ireland and Switzerland and other countries where we have regulated subsidiaries, by certain insurance statutes of various states in the United States in which the principal operating subsidiaries are licensed to transact business, and by regulations of the Society of Lloyd's. See Item 8, Note 23, “Statutory Financial Data,” to the Consolidated Financial Statements for further discussion and details regarding the dividend capacity of our major operating subsidiaries. See also Item 1A, “Risk Factors – Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends, make payments on our debt securities and make other payments,” included herein. No assurance can be given that our subsidiaries will pay dividends in the future to XL-Ireland and XL-Cayman.
Under Irish law, share premium was required to be converted to “distributable reserves” for XL-Ireland to pay cash dividends and redeem and buyback shares following the redomestication transaction in which all of the ordinary shares of XL-Cayman were exchanged for all of the ordinary shares of XL-Ireland. On July 23, 2010, the Irish High Court approved XL-Ireland's conversion of share premium to $5.0 billion of distributable reserves, subject to the completion of certain formalities under Irish Company law. These formalities were completed in early August 2010. At December 31, 2013, XL-Ireland had $3.3 billion in distributable reserves.
At December 31, 2013, XL-Ireland and XL-Cayman held cash and investments, net of liabilities associated with cash sweeping arrangements, of $12.7 million and $1.6 billion, respectively, compared to $11.0 million and $1.4 billion, respectively, at December 31, 2012.
All of our outstanding debt at December 31, 2013 was issued by XL-Cayman. The ability of XL-Cayman, like that of XL-Ireland, to obtain funds from its subsidiaries to satisfy any of its debts, including obligations under guarantees, is subject to certain contractual restrictions, applicable laws and statutory requirements of the various countries in which we operate, including, among others, Bermuda, the United States, Ireland, Switzerland and the United Kingdom. For details of the required statutory capital and surplus for our principal operating subsidiaries, see Note 23, “Statutory Financial Data,” to the Consolidated Financial Statements included herein.
See also the Consolidated Statements of Cash Flows in Item 8, Financial Statements included herein.
Sources of Liquidity
At December 31, 2013, on a consolidated basis we had cash and cash equivalents of approximately $1.8 billion as compared to approximately $2.6 billion at December 31, 2012. We have three main sources of cash flows – those provided by operations, investing activities and financing activities:

Total cash provided by (used in): (U.S. dollars in thousands)	2013	2012	2011
Operating activities	$779,977	$1,056,106	$327,202
Investing activities	$(1,197,862)	$(942,593)	$832,103
Financing activities	$(394,843)	$(1,344,753)	$(358,716)
Effects of exchange rate changes on foreign currency cash	$(4,818)	$24,493	$1,668
Operating Cash Flows
Historically, cash receipts from operations, consisting of premiums and investment income, generally have provided sufficient funds to pay losses as well as operating expenses of our subsidiaries and to fund dividends payable by our subsidiaries to XL-Ireland. Cash receipts from operations are generally derived from the receipt of investment income on our investment portfolio as well as the net receipt of premiums less claims and expenses related to our underwriting activities in our P&C and run-off life operations. Our operating subsidiaries provide liquidity in that premiums are generally received months or even years before losses are paid under the policies related to such premiums. Premiums and acquisition expenses are settled based on terms of trade as stipulated by an underwriting contract, and generally are received within the first year of inception of a policy when the premium is written, but can be up to three years on certain reinsurance business assumed. Operating expenses are generally paid within a year of being incurred. Claims, especially for casualty business, may take a much longer time before they are reported and ultimately settled, requiring the establishment of reserves for unpaid losses and loss expenses. Therefore, the amount of claims paid in any one year is not necessarily related to the amount of net losses incurred, as reported in the consolidated statement of income.
During the year ended December 31, 2013, net cash flows provided by operating activities were $780.0 million compared to net cash flows provided by operating activities of $1.1 billion for the same period in 2012. Although net income was higher during the year ended December 31, 2013, that increase was more than offset by decreases in other components of non-cash working capital resulting in lower net cash flows from operating activities for 2013.
Investing Cash Flows
Generally, positive cash flow from operations and financing activities is invested in our investment portfolio, including affiliates or the acquisition of subsidiaries.
Net cash used in investing activities was $1.2 billion in the year ended December 31, 2013 compared to net cash used of $942.6 million for the same period in 2012. These cash flows were associated with the normal purchase and sale of portfolio investments.
Certain of our invested assets are held in trust and pledged in support of insurance and reinsurance liabilities as well as credit facilities. Such pledges are largely required by our operating subsidiaries that are “non-admitted” under U.S. state insurance regulations, in order for the U.S. cedant to receive statutory credit for reinsurance. Also, certain deposit liabilities and annuity contracts require the use of pledged assets. As further described in Item 8, Note 5, “Investments – Pledged Assets,” to the Consolidated Financial Statements included herein, certain assets of the investment portfolio are pledged as collateral under our letter of credit facilities. At December 31, 2013 and 2012, we had $15.5 billion and $16.9 billion in pledged assets, respectively.
Financing Cash Flows
Cash flows related to financing activities include ordinary and preference share related transactions, the payment of dividends, the issue or repayment of preference ordinary shares, the issue or repayment of debt and deposit liability transactions. During the year ended December 31, 2013, net cash flows used in financing activities were $394.8 million, primarily from the impact of share buybacks, partially offset by proceeds from the issuance of debt, compared to net cash used of $1.3 billion for the same period in 2012, mainly from the impact of share buybacks and the repayment of debt.
For information regarding our share buyback programs and debt activity during the years ended December 31, 2013 and 2012, see "Other Key Focuses of Management - Capital Management" included herein.
In addition, we maintain credit facilities that provide liquidity. Details of these facilities are described below in “Capital Resources.”
Capital Resources
At December 31, 2013 and 2012, we had total shareholders’ equity of $11.3 billion and $11.9 billion, respectively. In addition to ordinary share capital, we depend on external sources of financing to support our underwriting activities in the form of:
a. debt;
b. preference shares;
c. letter of credit facilities and other sources of collateral; and
d. revolving credit facilities.
In particular, we require, among other things:

▪
sufficient capital to maintain our financial strength and credit ratings, as issued by several ratings agencies, at levels considered necessary by management to enable our key operating subsidiaries to compete;

▪	sufficient capital to enable our regulated subsidiaries to meet the regulatory capital levels required in the United States, the U.K., Bermuda, Ireland, Switzerland and other key markets;

▪
letters of credit and other forms of collateral that are required to be posted or deposited, as the case may be, by our operating subsidiaries that are “non-admitted” under U.S. state insurance regulations in order for the U.S. cedant to receive statutory credit for reinsurance. We also use letters of credit to support our operations at Lloyd's; and

▪	revolving credit facilities to meet short-term liquidity needs.
The following risks are associated with our requirement to renew our credit facilities:

▪	the credit available from banks may be reduced due to market conditions resulting in our need to pledge our investment portfolio to customers, which could result in a lower investment yield;

▪	we may be downgraded by one or more rating agencies, which could materially and negatively impact our business, financial condition, results of operations and/or liquidity; and

▪
the volume of business that our subsidiaries that are not admitted in the United States are able to transact could be reduced if we are unable to renew our letter of credit facilities at an appropriate amount.

▪	Consolidation within the banking industry may result in the aggregate amount of credit provided to us being reduced.
We attempt to mitigate the risk of bank consolidation by identifying and/or selecting additional banks that can participate in the credit facilities upon renewal. See Item 1A, “Risk Factors.”
The following table summarizes the components of our current capital resources as follows:

(U.S. dollars in thousands)	2013	2012
Non-controlling interests - Series D preference ordinary shares	$345,000	$345,000
Non-controlling interests - Series E preference ordinary shares	999,500	999,500
Ordinary share capital	9,997,633	10,510,077
Total ordinary shares and non-controlling interests	$11,342,133	$11,854,577
Notes payable and debt	2,260,436	1,666,103
Total	$13,602,569	$13,520,680
Ordinary Share Capital
The following table reconciles the opening and closing ordinary share capital positions as follows:

(U.S. dollars in thousands)	2013	2012
Ordinary shareholders’ equity – beginning of period	$10,510,077	$9,411,660
Net income (loss) attributable to XL Group plc	1,059,916	651,128
Share buybacks	(675,616)	(402,931)
Share issues	12,665	6,945
Ordinary share dividends	(162,043)	(135,572)
Change in accumulated other comprehensive income	(783,363)	936,955
Share based compensation and other	35,997	41,892
Ordinary shareholders’ equity – end of period	$9,997,633	$10,510,077

Debt
The following tables present our debt under outstanding securities and lenders’ commitments at December 31, 2013:

(U.S. dollars in thousands)	Commitment/ Debt	In Use/ Outstanding	Year of Expiry	Payments Due by Period
				Less than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
5-year revolver	$1,000,000	$—	2018	$—	$—	$—	$—
5.25% Senior Notes	600,000	599,346	2014	600,000	—	—	—
2.30% Senior Notes	300,000	296,683	2018	—	—	300,000	—
5.75% Senior Notes	400,000	396,661	2021	—	—	—	400,000
6.375% Senior Notes	350,000	348,811	2024	—	—	—	350,000
6.25% Senior Notes	325,000	322,905	2027	—	—	—	325,000
5.25% Senior Notes	300,000	296,030	2043	—	—	—	300,000
	$3,275,000	$2,260,436		$600,000	$—	$300,000	$1,375,000
Adjustment to carrying value – impact of fair value hedges		2,767
Total		$2,263,203
“In Use/Outstanding” data represent December 31, 2013 accreted values. “Payments Due by Period” data represents ultimate redemption values.
In addition, see Item 8, Note 13, “Notes Payable and Debt and Financing Arrangements,” to the Consolidated Financial Statements included herein for further information.
At December 31, 2013, banks and investors provided us with $3.3 billion of debt capacity, of which $2.3 billion was utilized. These facilities consist of:

▪	a revolving credit facility of $1.0 billion, which is reduced by any amount used for unsecured letters of credit issued under the Syndicated Credit Agreements, defined below; and

▪
senior unsecured notes of approximately $2.3 billion issued by XL-Cayman. These notes require XL-Cayman to pay a fixed rate of interest during their terms. At December 31, 2013, there were six outstanding issues of senior unsecured notes:

▪
$600 million senior notes due September 2014, with a fixed coupon of 5.25%. The security is publicly traded. The notes were issued in two tranches of $300 million aggregate principal amount each - one tranche at 99.432% and the other at 98.419% with aggregate net proceeds of $590.9 million. Related expenses of the offering amounted to $2.7 million.

▪
$300 million senior notes due December 2018, with a fixed coupon of 2.30%. The security is publicly traded. The notes were issued at 99.69% and net proceeds were $296.6 million. Related expenses of the offering amounted to $2.5 million.

▪
$400 million senior notes due October 2021, with a fixed coupon of 5.75%. The security is publicly traded. The notes were issued at 100.0% and net proceeds were $395.7 million. Related expenses of the offering amounted to $4.3 million.

▪
$350 million senior notes due November 2024, with a fixed coupon of 6.375%. The security is publicly traded. The notes were issued at 100.0% and net proceeds were $347.8 million. Related expenses of the offering amounted to $2.2 million.

▪
$325 million of senior notes due May 2027, with a fixed coupon of 6.25%. The security is publicly traded. The notes were issued at 99.805% and net proceeds were $321.9 million. Related expenses of the offering amounted to $2.5 million.

▪
$300 million senior notes due December 2043, with a fixed coupon of 5.25%. The security is publicly traded. The notes were issued at 99.77% and net proceeds were $296.0 million. Related expenses of the offering amounted to $3.3 million.

At December 31, 2013, $575.0 million of letters of credit were issued under the 2013 Citi Agreements (as defined below) and therefore not available as revolving credit loans.

XL-Cayman Preference Shares and Non-controlling Interest in Equity of Consolidated Subsidiaries
Neither the Redeemable Series C preference ordinary shares nor the Series E preference ordinary shares were transferred from XL-Cayman to XL-Ireland in the Redomestication. Accordingly, subsequent to July 1, 2010, these instruments represent non-controlling interests in our consolidated financial statements and have been reclassified to non-controlling interest in equity of consolidated subsidiaries. During the third quarter of 2011, all Redeemable Series C preference ordinary shares were purchased and canceled. At December 31, 2013 and 2012, the face value of the outstanding Series E preference ordinary shares was $999.5 million.
On October 15, 2011, XL-Cayman issued 350,000 non-cumulative Series D Preference Ordinary Shares for $350 million of cash and liquid investments that were held in a trust account that was part of the Stoneheath facility. Holders of the Stoneheath securities received one Series D Preference Ordinary Share in exchange for each Stoneheath security.
On December 5, 2011, we repurchased 5,000 of the outstanding Series D Preference Ordinary Shares with a liquidation preference value of $5.0 million for $3.7 million, including accrued dividends. As a result of these repurchases, we recorded a gain of approximately $1.3 million through Non-controlling interests in the Consolidated Statement of Income in the fourth quarter of 2011. At both December 31, 2013 and 2012, the face value of the outstanding Series D Preference Ordinary Shares was $345.0 million.
Letter of Credit Facilities and other sources of collateral
At December 31, 2013, we had seven letter of credit (“LOC”) facilities in place with total availability of $3.6 billion, of which $1.9 billion was utilized.

(U.S. dollars in thousands)	Commitment/ Debt	In Use/ Outstanding	Year of Expiry	Amount of Commitment Expiration by Period
				Less than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
LOC Facility (1) (2)	$1,000,000	$38,606	2018	$—	$—	$38,606	$—
LOC Facility (2)	1,000,000	854,275	2018	—	—	854,275	—
LOC Facility	750,000	292,034	Continuous	—	—	—	292,034
LOC Facility	250,000	135,510	Continuous	—	—	—	135,510
LOC Facility (3)	275,000	275,000	2015	—	275,000	—	—
LOC Facility (3)	200,000	200,000	2015	—	200,000	—	—
LOC Facility (3)	100,000	100,000	2016	—	100,000	—	—
Total LOC facilities	$3,575,000	$1,895,425		$—	$575,000	$892,881	$427,544

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(1)	This letter of credit facility includes $1.0 billion that is also included in the “5-year revolver” listed under Debt. See the discussion regarding the Syndicated Credit Agreements below.

(2)	We have the option to increase the size of the facilities under the Syndicated Credit Agreements by an additional $500 million across both such facilities.

(3)	We have the option to increase the maximum amount of letters of credit and revolving credit loans available under the 2013 Citi Agreements, with the lender's and issuing lender's consent.
In November 2013 we (i) entered into two new credit agreements (together, the "Syndicated Credit Agreements"), which provided for an aggregate amount of outstanding letters of credit and revolving credit loans up to $2 billion, subject to certain options to increase the size of the facilities, and (ii) terminated the secured credit agreements dated March 25, 2011 and December 9, 2011, and the unsecured credit agreement dated December 9, 2011, which had provided for an aggregate amount of outstanding letters of credit and revolving credit loans up to $3 billion.
The Syndicated Credit Agreements consist of (i) a secured credit agreement, which provides for issuance of letters of credit up to $1 billion and (ii) an unsecured credit agreement, which provides for issuance of letters of credit and revolving credit loans up to $1 billion. We have the option to increase the maximum amount of letters of credit available by an additional $500 million across the facilities under the Syndicated Credit Agreements.
The commitments under the Syndicated Credit Agreements expire on, and such credit facilities are available until, the earlier of (i) November 22, 2018 and (ii) the date of termination in whole of the commitments upon an optional termination or reduction of the commitments by the account parties or upon the occurrence of certain events of default.
The availability of letters of credit under the secured portion of the Syndicated Credit Agreements is subject to a borrowing base requirement, determined on the basis of specified percentages of the face value of eligible categories of assets varying by type of collateral. In the event that such credit support is insufficient, we could be required to provide alternative security to cedants. This could take the form of insurance trusts supported by our investment portfolio or funds withheld (amounts retained by ceding companies to collateralize loss or premium reserves) using our cash resources or combinations thereof. The face amount of letters of credit required is driven by, among other things, loss development of existing reserves, the payment pattern of such reserves, the expansion of business written by us and the loss experience of such business.
On May 7, 2013, XL-Cayman entered into a new credit agreement with Citicorp USA, Inc., as administrative agent and issuing lender, and the lenders party thereto, and a continuing agreement for standby letters of credit with Citibank, N.A. On May 13, 2013 and May 15, 2013, XL-Cayman entered into a credit agreement first amendment and credit agreement second amendment, respectively, to such credit agreement (as amended, the “May 2013 Credit Agreement”).
On August 6, 2013, XL-Cayman entered into a new credit agreement with Citicorp USA, Inc., as administrative agent and issuing lender, and the lenders party thereto and a continuing agreement for standby letters of credit with Citibank, N.A. On September 12, 2013, XL-Cayman entered into a credit agreement first amendment to such credit agreement (as amended, the “August 2013 Credit Agreement”).
Additionally, on November 4, 2013, XL-Cayman entered into a new credit agreement with Citicorp USA, Inc., as administrative agent and issuing lender, and the lenders party thereto and a continuing agreement for standby letters of credit with Citibank, N.A. (the "November 2013 Credit Agreement" and, together with the May 2013 Credit Agreement and the August 2013 Credit Agreement, the "2013 Citi Agreements").
Collectively, the 2013 Citi Agreements and the continuing agreements for standby letters of credit provide for issuance of letters of credit and revolving credit loans in an aggregate amount of up to $575 million. XL-Cayman has the option to increase the maximum amount of letters of credit and revolving credit loans available under the 2013 Citi Agreements with the lender's and issuing lender's consent.
The commitments under the 2013 Citi Agreements expire on, and such credit facilities are available until, the earlier of (i) June 20, 2015 (with respect to the May 2013 Credit Agreement), September 20, 2015 (with respect to the August 2013 Credit Agreement) and December 20, 2016 (with respect to the November 2013 Credit Agreement) and (ii) the date of termination in whole of the commitments upon an optional termination or reduction of the commitments by the account parties or upon the occurrence of certain events of default.
In addition to letters of credit, we have established insurance trusts in the United States that provide cedants with statutory credit for reinsurance under state insurance regulation in the United States.
We review current and projected collateral requirements on a regular basis, as well as new sources of collateral. Our objective is to maintain an excess amount of collateral sources over expected uses. We also review our liquidity needs on a regular basis.
Covenants
Our Credit Facilities contain a number of financial covenants that must be met and maintained and that, among other things, could restrict, subject to certain exceptions, our financial flexibility including the ability to:

▪	engage in mergers or consolidations;

▪	dispose of assets outside of the ordinary course of business;

▪	create liens on assets; and

▪	engage in certain transactions with affiliates.

The following outlines the covenant requirements and actual amounts as of December 31, 2013:

	Covenant Requirement	Actual Ratio or Balance	Margin of Compliance at December 31, 2013
Ratio of Total Funded Debt to Total Capitalization (1)	Less than 0.35 : 100	0.18 : 1.00	$2.2 billion
Maximum Secured Indebtedness (2)	Less than 20% of consolidated net worth	Nil	$2.1 billion
Consolidated Net Worth (3)	$6.7 billion	$10.6 billion	$3.9 billion
Financial Strength Ratings (4)	A– or better from A.M. Best	A (Stable)	Two notches
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(1)	The ratio of total funded debt to total capitalization not to be greater than 0.35:1.00. This ratio is defined as total funded debt to the sum of total funded debt plus consolidated net worth.

(2)
Secured indebtedness excludes secured letter of credit facilities as permitted under the schedules to the credit facilities. At December 31, 2013, such secured letter of credit facilities amounted to $1.28 billion.

(3)
Consolidated net worth means, at any time, our consolidated shareholders’ equity excluding (a) the effect of any adjustments required under the authoritative accounting guidance for accounting for certain investments in debt and equity securities; and (b) any exempt indebtedness (and the assets relating thereto) in the event such exempt indebtedness is consolidated on our consolidated balance sheet.

(4)
Covenants require that none of XL Insurance (Bermuda) Ltd, XL Re Ltd or XL Re Europe SE has a financial strength ratings of less than “A –” from A.M. Best. At December 31, 2013, we were in compliance with such covenants.

As noted in the table above, at December 31, 2013, we were in compliance with all covenants by significant margins, and we currently remain in compliance.
Cross-Default And Other Provisions In Debt Instruments
The following describes certain terms of the documents referred to above. All such documents have been filed with the SEC and should be referred to for an assessment of our complete contractual obligations.
In general, all of our bank facilities, indentures and other documents relating to our outstanding indebtedness, including the credit facilities discussed above (collectively, the “Debt Documents”), contain cross acceleration or cross default provisions to each other and the Debt Documents contain affirmative covenants. These covenants provide for, among other things, a maximum ratio of total consolidated debt to the sum of total consolidated debt plus consolidated net worth, and that specified operating subsidiaries maintain a financial strength rating of no less than “A-” from A.M. Best. In addition, the Debt Documents contain other customary affirmative and negative covenants as well as certain customary events of default. Generally each of the Debt Documents provides for an event of default in the event of a change of control of the Company or certain events involving bankruptcy, insolvency or reorganization of the Company.
A downgrade below “A –” of our principal insurance and reinsurance subsidiaries by either S&P or A.M. Best, which is three notches below the current S&P financial strength rating of “A+” (Stable) and two notches below the A.M. Best financial strength rating of “A” (Stable) of these subsidiaries, may trigger cancelation provisions in a significant amount of our assumed reinsurance agreements and may potentially require us to return unearned premiums to cedants. In addition, due to collateral posting requirements under our letter of credit and revolving credit facilities, such a downgrade may require the posting of cash collateral in support of certain “in use” portions of these facilities (see “Liquidity and Capital Resources”). In certain limited instances, such downgrades may require us to return cash or assets to counterparties or to settle derivative and/or other transactions with the respective counterparties. See Item 1A, “Risk Factors – A downgrade or potential downgrade in our financial strength and credit ratings by one or more rating agencies could materially and negatively impact our business, financial condition, results of operations and/or cashflows.”
Under the Syndicated Credit Agreements, in the event that XL Insurance (Bermuda) Ltd, XL Re Ltd or XL Re Europe SE fails to maintain a financial strength rating of at least “A –” from A.M. Best, an event of default would occur.
Given that all of the Debt Documents contain cross acceleration or cross default provisions, this may result in all holders declaring such debt due and payable and an acceleration of all debt due under those documents. If this were to occur, we may not have funds sufficient at that time to repay any or all of such indebtedness.

Long-Term Contractual Obligations
The following table presents our long term contractual obligations and related payments at December 31, 2013, due by period. This table excludes further commitments of $293.0 million related to our investment funds and certain limited partnerships, and in use letter of credit facilities of $1.9 billion. See Item 8, Note 14, “Derivative Instruments,” Note 17, “Commitments and Contingencies,” and Note 13, “Notes Payable and Debt and Financing Arrangements,” to the Consolidated Financial Statements included herein, for further information.

Contractual Obligations (U.S. dollars in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations	$2,275,000	$600,000	$—	$300,000	$1,375,000
Interest on long-term debt	1,224,004	89,295	178,590	178,287	777,832
Operating lease obligations	226,005	37,095	62,964	42,756	83,190
Capital lease obligations	215,470	12,515	25,977	27,292	149,686
Deposit liabilities (1)	2,123,397	199,608	275,096	234,060	1,414,633
Future policy benefits (2)	7,331,068	405,155	804,563	783,713	5,337,637
Unpaid losses and loss expenses – P&C (3)	20,854,954	4,986,208	6,201,407	3,413,346	6,253,993
Total	$34,249,898	$6,329,876	$7,548,597	$4,979,454	$15,391,971
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(1)
Deposit liabilities were $1.5 billion on our Consolidated Balance Sheet at December 31, 2013. The difference from the amount included above relates to the discount on payments due in the future. The payment related to these liabilities varies primarily based on interest rates. The ultimate payments associated with these liabilities could differ from our estimate. See Item 8, Note 11, “Deposit Liabilities,” to the Consolidated Financial Statements included herein, for further information.

(2)
Future policy benefit reserves related to run-off life operations were $4.8 billion on our Consolidated Balance Sheet at December 31, 2013. Amounts reflected above include an allowance for future premiums in respect of contracts under which premiums are payable throughout the life of the underlying policy. The value of the discount is also included for those lines of business that have reserves where future claim payments and future premium receipts can be estimated using actuarial principles. The timing and amounts of actual claims payments and premium receipts related to these reserves vary based on the underlying experience of the portfolio. Typical elements of the experience include mortality, morbidity and persistency. The ultimate amount of the claims payments and premium receipts could differ materially from our estimated amounts.

(3)
The unpaid loss and loss expenses were $20.5 billion on our Consolidated Balance Sheet at December 31, 2013. The difference from the amount included above relates to the discount on payments due in the future for certain workers compensation lines and certain U.K. motor liability claims. The timing and amounts of actual claims payments related to these P&C reserves vary based on many factors including large individual losses, changes in the legal environment, as well as general market conditions. The ultimate amount of the claims payments could differ materially from our estimated amounts. For information regarding the estimates for unpaid loss and loss expenses as well as factors affecting potential payment patterns of reserves for actual and potential claims related to our different lines of business, see “Critical Accounting Policies and Estimates” above. Certain lines of business written by us, such as excess casualty, have loss experience characterized as low frequency and high severity. This may result in significant variability in loss payment patterns and, therefore, may impact the related asset/liability investment management process. In order to be in a position, if necessary, to make these payments, our liquidity requirements are supported by having revolving lines of credit facilities available to us and significant reinsurance programs, in addition to our general high grade fixed income investment portfolio.

Variable Interest Entities (“VIEs”) and Other Off-Balance Sheet Arrangements
At times, we have utilized VIEs both indirectly and directly in the ordinary course of our business.
We invest in CDOs and other investment vehicles that are issued through variable interest entities as part of our investment portfolio. The activities of these VIEs are generally limited to holding the underlying collateral used to service investments therein. Our involvement in these entities is passive in nature and we have not been involved in establishing these entities. We are not the primary beneficiary of these variable interest entities as contemplated in current authoritative accounting guidance.
We have a limited number of remaining outstanding credit enhancement exposures, including written financial guarantee and credit default swap contracts. The obligations related to these transactions are often securitized through variable interest entities. We are not the primary beneficiary of these variable interest entities as contemplated in current authoritative accounting guidance. For further details on the nature of the obligations and the size of our maximum exposure see Item 8, Note 14, “Derivative Instruments,” and Note 17(h), “Commitments and Contingencies – Financial Guarantee Exposures,” to the Consolidated Financial Statements included herein.
During the fourth quarter of 2013, we, along with other investors, invested in a new Bermuda-based company, New Ocean Focus Cat Fund Ltd. ("New Ocean FCFL"), which is considered a VIE under GAAP. New Ocean FCFL will invest in a special purpose reinsurer formed for the purpose of underwriting collateralized excess of loss reinsurance with a focus on global property catastrophe risks. We currently hold a majority equity interest in New Ocean FCFL, which is considered to be the controlling interest in the VIE. Accordingly, included in our consolidated financial statements are New Ocean FCFL's total assets of $23.5 million of cash. There were no liabilities, revenues or net income of New Ocean FCFL for the year ended December 31, 2013. The equity interest attributable to third party investors in New Ocean FCFL recorded in our Consolidated Balance Sheet as "Non-controlling interest in equity of consolidated subsidiaries" was $6.9 million at December 31, 2013.
We have utilized variable interest entities in certain instances as a means of accessing contingent capital. We have utilized unconsolidated entities in the formation of contingent capital facilities.
At December 31, 2013 and 2012, we did not have any contingent capital facilities. Previously we had a contingent capital facility as a result of an agreement with Stoneheath that was terminated in the fourth quarter of 2011.
We entered into that facility on December 5, 2006. We and ceding insurers entered into a securities issuance agreement, and certain of our ceding insurers entered into a reinsurance agreement, with Stoneheath. The net effect of these agreements to us was the creation of a contingent put option in the amount of $350.0 million in the aggregate. Our interests in Stoneheath represented an interest in a variable interest entity under current authoritative accounting guidance, however, we were not the primary beneficiary as contemplated in that guidance. For further details see Item 8, Note 15, “Off-Balance Sheet Arrangements,” to the Consolidated Financial Statements included herein.
The agreements provided us with a reinsurance collateral account in support of certain covered perils named in the reinsurance agreement. The covered perils include U.S. wind, European wind, California earthquake and terrorism worldwide. The contingent put option was recorded at fair value with changes in fair value recognized in earnings.
Recent Accounting Pronouncements
See Item 8, Note 2, “Significant Accounting Policies,” to the Consolidated Financial Statements included herein, for a discussion of recent accounting pronouncements.